Filed Pursuant to Rule 424(b)(2)
Registration No. 333-269628

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 7, 2023)
$300,000,000
Oaktree Specialty Lending Corporation
6.340% Notes due 2030
We are offering $300,000,000 in aggregate principal amount of 6.340% notes due 2030, which we refer
to as the Notes.
The
Notes will mature on February 27, 2030. We will pay interest on the Notes on February 27 and August 27 of each year, beginning August 27, 2025. We may redeem the Notes at our option, in whole or in part, at any time and from time to time, at the redemption price discussed under the caption “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase the Notes at 100% of their principal amount upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Notes will be our direct, unsecured obligation and rank pari passu, or equal in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by us. As of December 31, 2024, we had approximately $1,610.0 million of principal debt outstanding of which $950.0 million was unsecured and unsubordinated indebtedness, $230.0 million was secured indebtedness of our consolidated subsidiaries and $430.0 million was secured indebtedness of Oaktree Specialty Lending Corporation. None of our current indebtedness will be subordinated to the Notes.
We are a specialty finance company dedicated to providing customized, one-stop
credit solutions to companies with limited access to public or syndicated capital markets. We were formed in late 2007 and operate as a closed-end,
externally managed,
non-diversified
management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940, as amended. Our investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments.
We may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. We generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
An investment in the Notes involves certain risks, including, among other things, the risk of leverage and risks relating to investments in securities of small, private and developing businesses. You should review carefully the risks and uncertainties, including the risk of leverage, described in the section titled “
Risk Factors
” beginning on page
S-9
of this prospectus supplement, page 5 of the accompanying prospectus or otherwise included in or incorporated by reference herein or the accompanying prospectus and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our securities.
This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in the Notes. Please read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. We file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain this information free of charge or make an investor inquiry by contacting us at 333 South Grand Ave.,
28th Floor, Los Angeles, CA 90071 or by calling us collect at (213)
830-6300
or on our website at
oaktreespecialtylending.com.
Except for the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at
www.sec.gov
that contains such information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	99.992%	$299,976,000
Underwriting discount (sales load)	1.000%	$3,000,000
Proceeds to us before expenses (2)	98.992%	$296,976,000

(1)
The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from February 27, 2025 and must be paid by the purchaser if the Notes are delivered after February 27, 2025.

(2)	Before deducting estimated offering expenses of $0.8 million payable by us in connection with this offering. See “Underwriting”.
THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
Delivery of the Notes in book-entry form through The Depository Trust Company will be made on or about February 27, 2025.
Joint Book-Running Managers

SMBC Nikko	BNP PARIBAS	ING	Wells Fargo Securities

BofA Securities	J.P. Morgan	RBC Capital Markets	CIBC Capital Markets

Citigroup	Barclays	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Morgan Stanley
Co-Managers

KeyBanc Capital Markets	First Citizens Capital Securities	Keefe, Bruyette & Woods A Stifel Company	R. Seelaus & Co., LLC	B. Riley Securities

Blaylock Van, LLC	Citizens Capital Markets	Jefferies	Oppenheimer & Co.
Prospectus Supplement dated February 20, 2025

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT
We have not, and the underwriters have not, authorized any other person to provide you with different or additional information from that contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus is accurate as of any date other than their respective dates.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of their respective dates. Our financial condition, results of operations and prospects may have changed since that date. To the extent required by law, we will amend or supplement the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus to reflect any material changes to such information subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of this offering.

S-i

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should review the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in our securities, and especially the information set forth under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and any document incorporated by reference into this prospectus supplement or the accompanying prospectus, including our Annual Report on Form
10-K
for the fiscal year ended September 30, 2024 and our Quarterly Report on Form
10-Q
for the fiscal quarter ended December 31, 2024.
Unless otherwise noted, the terms:

•	“we,” “us” and “our” refer to Oaktree Specialty Lending Corporation;

•	“Oaktree” and “our Adviser” refer to Oaktree Fund Advisors, LLC, our external investment adviser;

•	“Oaktree Administrator” refers to Oaktree Fund Administration, LLC, our administrator;

•
“Syndicated Credit Facility” refers to our senior secured revolving credit facility, as amended and/or restated from time to time, pursuant to a Senior Secured Revolving Credit Agreement with the lenders party thereto, ING Capital LLC, as administrative agent, ING Capital LLC, JPMorgan Chase Bank, N.A., BofA Securities, Inc. and MUFG Union Bank, N.A., as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents;

•
“OSI2 Citibank Facility” refers to our revolving credit facility, as amended and/or restated from time to time, with OSI 2 Senior Lending SPV, LLC, our wholly-owned and consolidated subsidiary, as the borrower, the Company, as collateral manager and seller, each of lenders from time to time party thereto Citibank, N.A., as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent;

•	“2025 Notes” refers to our 3.500% notes due 2025 issued in February 2020 in an aggregate principal amount of $300.0 million that mature on February 25, 2025;

•	“2027 Notes” refers to our 2.700% notes due 2027 issued in May 2021 in an aggregate principal amount of $350.0 million that mature on January 15, 2027; and

•	“2029 Notes” refers to our 7.100% notes due 2029 issued in August 2023 in an aggregate principal amount of $300.0 million that mature on February 15, 2029.
Oaktree Specialty Lending Corporation
We are a specialty finance company dedicated to providing customized, one-stop
credit solutions to companies with limited access to public or syndicated capital markets. We were formed in late 2007 and currently operate as a closed-end,
externally managed,
non-diversified
management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940, as amended, or the Investment Company Act. In addition, we have qualified and elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code, for tax purposes. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or net realized capital gains that we distribute to our stockholders if we meet certain source-of-income,
income distribution and asset diversification requirements.

We are externally managed by Oaktree pursuant to an investment advisory agreement, as amended from time to time, or the Investment Advisory Agreement, between us and Oaktree. Oaktree is an affiliate of Oaktree Capital Management, L.P., or OCM, our external investment adviser from October 17, 2017 through May 3, 2020. Oaktree Administrator, a subsidiary of OCM, provides certain administrative and other services necessary for us to operate pursuant to an administration agreement, as amended from time to time, or the Administration Agreement.
Our investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments.
We may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. Our portfolio may also include certain structured finance and other non-traditional
structures. We invest in companies that typically possess resilient business models with strong underlying fundamentals. We intend to deploy capital across credit and economic cycles with a focus on long-term results, which we believe will enable us to build lasting partnerships with financial sponsors and management teams, and we may seek to opportunistically take advantage of dislocations in the financial markets and other situations that may benefit from Oaktree’s credit and structuring expertise. Sponsors may include financial sponsors, such as an institutional investor or a private equity firm, or a strategic entity seeking to invest in a portfolio company.
Our Adviser is generally focused on middle-market companies, which we define as companies with enterprise values of between $100 million and $750 million. We generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
As of December 31, 2024, 195.6% of net assets at fair value, or $2.8 billion, was invested in 136 portfolio companies, including (i) $135.4 million in subordinated notes and limited liability company, or LLC, equity interests of Senior Loan Fund JV I, LLC, or SLF JV I, a joint venture through which we and Trinity Universal Insurance Company, a subsidiary of Kemper Corporation, co-invest
in senior secured loans of middle-market companies and other corporate debt securities and (ii) $49.6 million in subordinated notes and LLC equity interests of OCSI Glick JV LLC, together with SLF JV I, the JVs, a joint venture through which we and GF Equity Funding 2014 LLC co-invest
primarily in senior secured loans of middle-market companies. As of December 31, 2024, 8.7% of net assets at fair value, or $126.1 million, was invested in cash and cash equivalents (including $13.2 million of restricted cash). As of December 31, 2024, 84.8% of the Company’s portfolio at fair value consisted of senior secured debt investments and 9.6% consisted of subordinated debt investments, including the debt investments in the JVs. The weighted average annual yield of our debt investments at fair value as of December 31, 2024, including our share of the return on our debt investments in the JVs, was approximately 10.7%.
The weighted average annual yield of our debt investments is determined before the payment of, and therefore does not take into account, our expenses and the payment by an investor of any stockholder transaction expenses and does not represent the return on investment for our stockholders.
We are permitted to, and expect to continue to, finance our investments through borrowings. However, as a Business Development Company, subject to certain limited exceptions, we are only allowed to borrow amounts in accordance with the current asset coverage requirements in the Investment Company Act. As of December 31, 2024, our target debt to equity ratio is 0.90x to 1.25x (i.e., one dollar of equity for each $0.90 to $1.25 of debt outstanding), and our net debt to equity ratio was 1.03x (i.e., one dollar of equity for each $1.03 of debt outstanding).

Our Adviser
We are externally managed and advised by Oaktree, a registered investment adviser under the Investment Advisers Act of 1940, as amended. Oaktree, subject to the overall supervision of our Board of Directors, manages our day-to-day
operations, and provides investment advisory services to us pursuant to the Investment Advisory Agreement.
Our Adviser is an affiliate of OCM, a leading global investment management firm headquartered in Los Angeles, California, focused on less efficient markets and alternative investments. A number of the senior executives and investment professionals of our Adviser and its affiliates have been investing together for over 35 years and have generated impressive investment performance through multiple market cycles. Our Adviser and its affiliates emphasize an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high-yield debt and senior loans), control investing, real estate, convertible securities and listed equities.
In 2019, Brookfield Corporation (f/k/a Brookfield Asset Management Inc.), which we refer to as “Brookfield,” acquired a majority economic interest in Brookfield Oaktree Holdings, LLC (f/k/a Oaktree Capital Group, LLC), or BOH, which together with certain related transactions resulted in Brookfield owning a majority economic interest in the business of Oaktree and its affiliates. Oaktree and its affiliates operate as an independent business within Brookfield, with their own product offerings and investment, marketing and support teams. Brookfield is a leading global alternative asset manager with over a 100 year history and approximately $1 trillion of assets under management (inclusive of BOH) across a broad portfolio of real estate, infrastructure, renewable power, credit and private equity assets. BOH’s founders, senior management and current and former employee-unitholders of BOH are able to sell their remaining BOH units to Brookfield over time pursuant to an agreed upon liquidity schedule and approach to valuing such units at the time of liquidation. Pursuant to this liquidity schedule, the earliest year in which Brookfield could own 100% of the BOH business is 2029.
The primary firm-wide goal of our Adviser and OCM is to achieve attractive returns while bearing less than commensurate risk. Our Adviser believes that it can achieve this goal by taking advantage of market inefficiencies in which financial markets and their participants fail to accurately value assets or fail to make available to companies the capital that they reasonably require.
Our Adviser and its affiliates believe that their defining characteristic is adherence to the highest professional standards, which has yielded several important benefits. First and foremost, this characteristic has allowed our Adviser and its affiliates to attract and retain an extremely talented group of investment professionals, or the Investment Professionals, as well as accounting, valuation, legal, compliance and other administrative professionals. As of December 31, 2024, our Adviser and its affiliates had more than 1,200 professionals in 23 cities and 17 countries, including a deep and broad credit platform drawing from more than 350 highly experienced investment professionals with significant origination, structuring and underwriting expertise. Specifically, the Strategic Credit group that is primarily responsible for implementing our investment strategy consists of 42 Investment Professionals (including nine members of the Sourcing & Origination team, which is a shared resource) led by Armen Panossian, our Chief Executive Officer and
Co-Chief
Investment Officer, who focus on the investment strategy employed by our Adviser and certain of its affiliates. Second, it has permitted the investment team to build strong relationships with brokers, banks and other market participants. These institutional relationships have been instrumental in strengthening access to trading opportunities, to understanding the current market, and to executing the investment team’s investment strategies. OCM aims to attract, motivate and retain talented employees (both Investment Professionals and accounting, valuation, legal, compliance and other administrative professionals) by making them active participants in, and beneficiaries of, the platform’s success. In addition to competitive base salaries, all OCM employees share in the discretionary bonus pool. An employee’s participation in the bonus pool is based on the overall success of our Adviser and its affiliates and the individual employee’s performance and level of responsibility.

Our Adviser and its affiliates provide discretionary investment management services to other managed accounts and investment funds, which may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. The activities of such managed accounts and investment funds may raise actual or potential conflicts of interest.
Strategic Credit
Our Adviser’s affiliates officially launched the Strategic Credit strategy in early 2013 as a step-out
from the Distressed Debt strategy to capture attractive investment opportunities that appear to offer too little return for distressed debt investors, but may pose too much uncertainty for high-yield bond creditors. The strategy seeks to achieve an attractive total return by investing in public and private revenue-generating, performing debt.
Strategic Credit focuses on U.S. and
non-U.S.
investment opportunities that arise from pricing inefficiencies that occur in the primary and secondary markets or from the financing needs of healthy companies with limited access to traditional lenders or public markets. Typical investments will be in high yield bonds and senior secured loans for borrowers that are in need of direct loans, rescue financings, or other capital solutions or that have had challenged or unsuccessful primary offerings.
The Investment Professionals employ a fundamental, value-driven opportunistic approach to credit investing, which seeks to benefit from the resources, relationships and proprietary information of the global investment platform of our Adviser and its affiliates.
Our Administrator
We entered into the Administration Agreement with Oaktree Administrator, a Delaware limited liability company and a wholly owned subsidiary of OCM. The principal executive offices of Oaktree Administrator are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to the Administration Agreement, Oaktree Administrator provides services to us, and we reimburse Oaktree Administrator for costs and expenses incurred by Oaktree Administrator in performing its obligations under the Administration Agreement and providing personnel and facilities thereunder.
Corporate Information
Our principal executive offices are located at 333 South Grand Avenue, 28 th
Floor, Los Angeles, CA 90071, and our telephone number is (213)
830-6300.
Our corporate website is located at
www.oaktreespecialtylending.com
. Except for the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING
This section outlines certain legal and financial terms of the Notes. You should read this section together with the more detailed description of the Notes under the heading “Description of the Notes” in this prospectus supplement before investing in the Notes.

Issuer	Oaktree Specialty Lending Corporation

Title of the Securities	6.340% Notes due 2030

Initial Aggregate Principal Amount Being Offered	$300,000,000

Initial Public Offering Price	99.992% of the aggregate principal amount of Notes

Interest Rate	6.340%

Yield to Maturity	6.342%

Trade Date	February 20, 2025

Issue Date	February 27, 2025

Maturity Date	February 27, 2030

Interest Payment Dates	Each February 27 and August 27, commencing August 27, 2025. If an interest payment date falls on a non-business day,
the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Ranking of Notes	The Notes will be our direct, general unsecured obligations and will rank:

•	senior in right of payment to all of our future indebtedness or other obligations that are expressly subordinated, or junior, in right of payment to the Notes;

•
pari passu, or equal, in right of payment with all of our existing and future unsecured indebtedness or other obligations that are not so subordinated, including our 2025 Notes, 2027 Notes and 2029 Notes, of which an aggregate of $950.0 million in principal amount was outstanding as of December 31, 2024;

•
effectively subordinated to any of our secured indebtedness or other obligations (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, including borrowings under our Syndicated Credit Facility, of which $430.0 million was outstanding as of December 31, 2024; and

•	structurally subordinated, or junior, to all future indebtedness and other obligations (including trade payables) incurred by our subsidiaries, financing vehicles or similar, including borrowings under the OSI2 Citibank Facility, of which $230.0 million was outstanding as of December 31, 2024.

As of December 31, 2024, we had approximately $1,610.0 million of principal debt outstanding of which $950.0 million was unsecured and unsubordinated indebtedness, $230.0 million was secured indebtedness of our consolidated subsidiaries and $430.0 million was secured indebtedness of Oaktree Specialty Lending Corporation. As of February 18, 2025, we had $1,610.0 million of principal debt outstanding of which $950.0 million was unsecured and unsubordinated indebtedness, $230.0 million was secured indebtedness of our consolidated subsidiaries and $430.0 million was secured indebtedness of Oaktree Specialty Lending Corporation. See “Capitalization” in this prospectus supplement.

Denominations	We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	Prior to January 27, 2030, (one month prior to the maturity date of the Notes), or the Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a
360-day
year consisting of twelve
30-day
months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Any exercise of our option to redeem the Notes will be done in compliance with the Investment Company Act.

Sinking Fund	The Notes will not be subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.

Offer to Purchase upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event (as described under “Description of the Notes”) occurs prior to maturity, unless we have exercised our right to redeem the Notes in full, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Full Defeasance	If there is a change in U.S. tax law or we obtain an U.S. Internal Revenue Service, or IRS, ruling described herein, the Notes will be subject to “defeasance” or “full defeasance” by us, which means that, if we put in place certain arrangements for you to be repaid and subject to the satisfaction of certain conditions, we can legally release ourselves from all payment and other obligations on the Notes.

Covenant Defeasance	Under current U.S. tax law and the indenture (as defined under “Description of the Notes”), the Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, we will be released from some of the restrictive covenants in the indenture.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent and Registrar	Deutsche Bank Trust Company Americas

Events of Default	If an event of default (as described under “Description of the Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us.

Other Covenants	In addition to the covenants described in the accompanying prospectus, the following covenants apply to the Notes:

•
We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject thereto, Section 18(a)(1)(A) as modified by Section 61(a)(1) and (2) of the Investment Company Act or any successor provisions, but giving effect to any exemptive relief granted to us by the Securities and Exchange Commission, or the SEC.

•	If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles, or GAAP.

No Established Trading Market	The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although certain of the underwriters have informed us that they currently intend to make a market in the Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making activities at any time without notice. See “Underwriting”. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS
Investing in the Notes involves substantial risks. You should carefully consider the following risks in addition to the risk factors incorporated by reference herein from our most recent Annual Report on
Form 10-K,
our most recent Quarterly Report on Form
10-Q
and the other information contained in this prospectus supplement and the risk factors and other information contained in or incorporated by reference into the accompanying prospectus or any free writing prospectus before acquiring any Notes. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the Notes. The risks described in these documents are not the only risks we face, and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance.
Risks Related to the Notes
The Notes will be unsecured and therefore are effectively subordinated to any secured indebtedness we have incurred or may incur in the future.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement or that we or our subsidiaries may incur in the future (or any indebtedness that is initially unsecured in respect of which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of December 31, 2024, we had $430.0 million of outstanding borrowings under the Syndicated Credit Facility, all of which is secured and thus effectively senior to the Notes.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes are obligations exclusively of Oaktree Specialty Lending Corporation and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. The assets of such subsidiaries are not directly available to satisfy the claims of our creditors, including holders of the Notes. As of December 31, 2024, our subsidiaries had $230.0 million of outstanding borrowings under the OSI2 Citibank Facility, all of which is structurally senior to the Notes.
Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims are effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes are structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise.
In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture governing the Notes will contain limited protection for holders of the Notes.
The indenture governing the Notes will offer limited protection to holders of the Notes. The terms of the indenture and the Notes will not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on an investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) of the Investment Company Act as modified by Section 61(a)(1) and (2) of the Investment Company Act or any successor provisions, whether or not we continue to be subject to such provisions of the Investment Company Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity other than as described under “Description of the Notes—Events of Default”.
Our ability to recapitalize, incur additional debt and take a number of other actions are not limited by the terms of the Notes and may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
Our amount of debt outstanding may increase as a result of this offering. Our current indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.
The use of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the Notes and our other outstanding debt;

•
resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our financing arrangements, which event of default could result in substantially all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund investments, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our financing arrangements; and

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.
Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.
Our ability to meet our payment and other obligations under our financing arrangements depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our financing arrangements or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt.
If an active trading market does not develop for the Notes, you may not be able to resell them.
The Notes are a new issue of debt securities and there currently is no trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. If no active trading market develops, you may not be able to resell the Notes at their fair market value or at all. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. Certain of the underwriters have advised us that they currently intend to make a market in the Notes after the offering, but they are not obligated to do so. Such underwriters may discontinue any market-making in the Notes at any time at their sole discretion. In addition, any market-making activity will be subject to limits imposed by law. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell the Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness, including the Syndicated Credit Facility, the OSI2 Citibank Facility, the 2025 Notes, the 2027 Notes and the 2029 Notes, or other indebtedness to which we may be a party that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Syndicated Credit Facility and the OSI2 Citibank Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the Syndicated Credit Facility and the OSI2 Citibank Facility or the required holders of the 2025 Notes, the 2027 Notes or the 2029 Notes or other debt that we may incur in the future to avoid being in default. If we breach our covenants under the Syndicated Credit Facility, the OSI2 Citibank Facility, the 2025 Notes, the 2027 Notes or the 2029 Notes or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the Syndicated Credit Facility or the OSI2 Citibank Facility, could proceed against the collateral securing the debt. Because the Syndicated Credit Facility and the OSI2 Citibank Facility have, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness thereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due. In the event holders of any debt securities we have outstanding exercise their rights to accelerate following a cross-default, those holders would be entitled to receive the principal amount of their investment, subject to any subordination arrangements that may be in place. We cannot assure you that we will have sufficient liquidity to be able to repay such amounts, in which case we would be in default under the accelerated debt and holders would have the ability to sue us to recover amounts then owing.
A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, or change in the debt markets, could cause the liquidity or market value of the Notes to decline significantly.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain our credit ratings or to advise holders of Notes of any changes in our credit ratings.
An increase in market interest rates could result in a decrease in the market value of the Notes.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase Notes bearing interest at fixed rates and market interest rates increase, the market values of those Notes may decline. We cannot predict the future level of market interest rates.
The optional redemption provision may materially adversely affect your return on the Notes.
The Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.
We may not be able to repurchase the Notes upon a Change of Control Repurchase Event because we may not have sufficient funds. Upon a Change of Control Repurchase Event, holders of the Notes may require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. Our failure to purchase such tendered Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the Notes and a cross-default under the agreements governing certain of our other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained this prospectus supplement and the accompanying prospectus may include statements as to:

•	our future operating results and distribution projections;

•	the ability of Oaktree to reposition our portfolio and to implement Oaktree’s future plans with respect to our business;

•	the ability of Oaktree and its affiliates to attract and retain highly talented professionals;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments and additional leverage we may seek to incur in the future;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the cost or potential outcome of any litigation to which we may be a party; and

•	the impact of current global economic conditions, including those caused by inflation, an elevated (but decreasing) interest rate environment and geopolitical events or all of the foregoing.
In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus, involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. Other factors that could cause actual results to differ materially include:

•
changes or potential disruptions in our operations, the economy, financial markets or political environment, including those caused by tariffs and trade disputes with other countries, inflation and an elevated interest rate environment;

•
risks associated with a possible disruption in our operations, the operations of our portfolio companies or the economy generally due to terrorism, war or other geopolitical conflict, natural disasters, pandemics or cybersecurity incidents;

•
future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to Business Development Companies and RICs; and

•	other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this prospectus supplement and the accompanying prospectus on information available to us on the date of this prospectus supplement and the accompanying prospectus, as appropriate, and we assume no obligation to update any such forward-looking statements, except as required by law. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form
10-K,
quarterly reports on Form
10-Q
and current reports on
Form 8-K.
The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the forward looking statements contained in our periodic reports are excluded from the safe-harbor protection provided by Section 21E of the Exchange Act.

USE OF PROCEEDS
The net proceeds from our sale of the $300.0 million aggregate principal amount of Notes in this offering will be $296.2 million, after deducting the underwriting discount of $3.0 million payable by us and estimated offering expenses of approximately $0.8 million payable by us.
We intend to use the net proceeds from this offering to reduce our outstanding debt under the Syndicated Credit Facility and/or the OSI2 Citibank Facility and for general corporate purposes. As of December 31, 2024, we had (i) $430.0 million outstanding under the Syndicated Credit Facility, which bore interest at a weighted average interest rate of 6.841% for the three months ended December 31, 2024 and matures on June 23, 2028; and (ii) $230.0 million outstanding under the OSI2 Citibank Facility, which bore interest at a weighted average interest rate of 7.412% for the three months ended December 31, 2024 and matures on January 26, 2029.
We may reborrow under the Syndicated Credit Facility or the OSI2 Citibank Facility to make investments in accordance with our investment objective and strategies described in this prospectus supplement or the accompanying prospectus or general corporate purposes.
Affiliates of certain underwriters are lenders under the Syndicated Credit Facility and the OSI2 Citibank Facility. Accordingly, affiliates of certain of the underwriters may receive more than 5% of the proceeds of this offering to the extent the proceeds are used to pay down a portion of our existing indebtedness under the Syndicated Credit Facility and/or the OSI2 Citibank Facility.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2024:

•	on an actual basis;

•	on an as adjusted basis to reflect the sale of $100.00 million of shares of common stock to an affiliate of the Adviser on February 3, 2025; and

•
on an as further adjusted basis to reflect the sale of $300.0 million aggregate principal amount of Notes in this offering, after deducting the underwriting discount of $3.0 million payable by us and estimated offering expenses of approximately $0.8 million payable by us, and the application of the net proceeds from the offering as described under “Use of Proceeds.”

	As of December 31, 2024 (amounts in thousands)
	Actual	As Adjusted	As Further Adjusted
Cash, cash equivalents and restricted cash	$126,072	$226,072	$226,072
Long-term debt:
Syndicated Credit Facility payable	430,000	430,000	133,824
OSI2 Citibank Facility payable	230,000	230,000	230,000
Unsecured notes (net of $4,401 unamortized financing costs)	917,795	917,795	917,795
Notes offered hereby	—	—	296,176

Total long-term debt	1,577,795	1,577,795	1,577,795
Net assets:
Common stock, $0.01 par value (250,000 shares authorized; 82,245 shares issued and outstanding, actual; 87,917 shares issued and outstanding, as adjusted and as further adjusted)	822	879	879
Additional paid-in-capital	2,264,449	2,364,392	2,364,392
Accumulated overdistributed earnings	(815,456)	(815,456)	(815,456)

Total net assets	1,449,815	1,549,815	1,549,815

Total long-term debt and total net assets	$3,027,610	$3,127,610	$3,127,610

DESCRIPTION OF THE NOTES
The following description of the particular terms of the 6.340% Notes due 2030 supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.
We will issue the Notes under a base indenture (the “base indenture”) between us and Deutsche Bank Trust Company Americas, as trustee (the “trustee”), dated as of April 30, 2012, as supplemented by the eighth supplemental indenture between us and the trustee, to be dated as of February 27, 2025 (the “supplemental indenture”). As used in this section, all references to the indenture mean the base indenture as supplemented by the supplemental indenture. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.
For purposes of this description, references to “we,” “our” and “us” refer only to the Oaktree Specialty Lending Corporation and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to consolidated subsidiaries of and exclude any investments held by Oaktree Specialty Lending Corporation in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of Oaktree Specialty Lending Corporation and its subsidiaries.
General
The Notes:

•	will be our direct, general unsecured, unsubordinated obligations;

•	will initially be issued in an aggregate principal amount of $300,000,000;

•	will mature on February 27, 2030, unless earlier redeemed or repurchased, as discussed below;

•	will bear cash interest from February 27, 2025, at an annual rate of 6.340% payable semi-annually in arrears on February 27 and August 27 of each year, beginning on August 27, 2025;

•	will be subject to redemption at our option as described in this prospectus supplement under “—Optional Redemption;”

•
will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined in this prospectus supplement under “—Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 thereof; and

•
will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “—Book-Entry, Settlement and Clearance” in this prospectus supplement.

Subject to compliance with covenants regarding the asset coverage requirement of the Investment Company Act, the indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or distributions or issuing or repurchasing our other securities. Other than restrictions described under “—Offer to Repurchase Upon a Change of Control Repurchase Event” and “—Covenants—Merger,

Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may, without the consent of the holders, issue additional Notes under the indenture with the same terms (except for the issue date, public offering price, and, if applicable, the initial interest payment date) as the Notes offered hereby in an unlimited aggregate principal amount; provided that, if such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different CUSIP numbers from the Notes offered hereby (and any such other tranche of additional Notes).
We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.
Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange
We will pay the principal of, and interest on, the Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as defined below).
Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the trustee as paying agent, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at our option payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register.
A holder of Notes may transfer or exchange Notes at the office of the security registrar in accordance with the indenture. The security registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of Notes, but we or the trustee may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.
The registered holder of a Note will be treated as its owner for all purposes.
Interest
The Notes will bear cash interest at a rate of 6.340% per year until maturity. Interest on the Notes will accrue from February 27, 2025 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 27 and August 27 of each year, beginning on August 27, 2025.
Interest will be paid to the person in whose name a Note is registered at 5:00 p.m. New York City time (the “close of business”) on February 12 or August 12, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a
360-day
year composed of twelve
30-day
months.
If any interest payment date, redemption date, the maturity date or any earlier required repurchase date upon a Change of Control Repurchase Event (defined below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in New York or the city in which the corporate trust office of the trustee is located are authorized or obligated by law or executive order to close.

Ranking
The Notes will be our direct, general unsecured obligations that rank senior in right of payment to all of our future indebtedness or obligations that are expressly subordinated, or junior, in right of payment to the Notes. The Notes rank equally in right of payment with all of our existing and future unsecured liabilities that are not so subordinated. The Notes will rank effectively junior to any of our secured indebtedness or other obligations (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally junior to all future indebtedness or other obligations (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.
As of December 31, 2024, we had approximately $1,610.0 million of principal debt outstanding of which $950.0 million was unsecured and unsubordinated indebtedness, $230.0 million was secured indebtedness of our consolidated subsidiaries and $430.0 million was secured indebtedness of Oaktree Specialty Lending Corporation. After giving effect to the issuance of the Notes and the application of proceeds therefrom as described under “Use of Proceeds”, our total indebtedness would have been approximately $1,610.0 million outstanding as of December 31, 2024. See “Capitalization” in this prospectus supplement.
As of February 18, 2025, we had $1,610.0 million of principal debt outstanding of which $950.0 million was unsecured and unsubordinated indebtedness, $230.0 million was secured indebtedness of our consolidated subsidiaries and $430.0 million was secured indebtedness of Oaktree Specialty Lending Corporation.
Optional Redemption
Prior to the Par Call Date, we may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a
360-day
year consisting of twelve
30-day
months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H. 15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H. 15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H. 15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
Offer to Repurchase Upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of

$2,000 and integral multiples of $1,000 principal amount in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of
Rule 14e-1
promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the Investment Company Act and the rules and regulations promulgated thereunder, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.
The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.
The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in our most recent Quarterly Report on Form
10-Q
for the quarter ended December 31, 2024 and incorporated by reference herein, as well as any amendments reflected in subsequent filings with the SEC. Before making any such repurchase of the Notes, we would also have to comply with certain requirements under the Syndicated Credit Facility to the extent any such requirements remain in effect at such time, or otherwise obtain consent from the lenders under the Syndicated Credit Facility. Our future financing arrangements may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future financing arrangements, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event” in this prospectus supplement for more information.
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.
For purposes of the Notes:
“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the
60-day
period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Oaktree Specialty Lending Corporation and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders;
provided
that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Oaktree Specialty Lending Corporation or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in
Rules 13d-3
and
13d-5
promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Oaktree Specialty Lending Corporation, measured by voting power rather than number of shares; or

(3)	the approval by Oaktree Specialty Lending Corporation’s stockholders of any plan or proposal relating to the liquidation or dissolution of Oaktree Specialty Lending Corporation.
“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.
“Controlled Subsidiary” means any subsidiary of Oaktree Specialty Lending Corporation, 50% or more of the outstanding equity interests of which are owned by Oaktree Specialty Lending Corporation and its direct or indirect subsidiaries and of which Oaktree Specialty Lending Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.
“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, or any successor thereto.
“Investment Grade” means a rating of
BBB-
or better by Fitch (or its equivalent under any successor rating categories of Fitch) and Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).
“Moody’s” means Moody’s Investor Services, Inc. or any successor thereto.
“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) the Adviser, Brookfield Asset Management Inc., any affiliate of the Adviser or Brookfield Asset Management Inc. or any entity that is managed or advised by the Adviser or Brookfield Asset Management Inc. or any of their affiliates.
“Rating Agency” means:

(1)	each of Fitch and Moody’s; and

(2)
if either of Fitch or Moody’s ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Fitch or Moody’s, or both, as the case may be.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.
Covenants
In addition to the covenants described in the base indenture, the following covenants shall apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants shall govern:
Merger, Consolidation or Sale of Assets
The indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property (
provided
that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Oaktree Specialty Lending Corporation or its Controlled Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions unless:

•
we are the surviving person, or the Surviving Person, or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•
the Surviving Person (if other than us) expressly assumes, by supplemental indenture, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

•
we shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions may be permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.
An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders are urged to consult their own tax advisors regarding the tax consequences of such an assumption.
Other Covenants

•
We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) of the Investment Company Act as modified by Section 61(a)(1) and (2) of the Investment Company Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC.

•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our or any other person’s compliance with the covenants described above or with respect to any reports or other documents delivered to it pursuant to the indenture.
Events of Default
Each of the following is an event of default:

(1)	default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;

(3)
default by us in the performance, or breach, of any covenant or agreement in the indenture or the Notes (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the Notes), and continuance of such default or breach for a period of 60 consecutive days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

(4)
default by us or any of our significant subsidiaries, as defined in Article 1, Rule
1-02
of Regulation
S-X
promulgated under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse
or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with Oaktree Specialty Lending Corporation for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5)
pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the Investment Company Act, or any successor provisions, on the last business day of each of 24 consecutive calendar months, any class of securities shall have an asset coverage (as such term is used in the Investment Company Act and the rules and regulations promulgated thereunder) of less than 100% giving effect to any amendments to such provisions of the Investment Company Act or any exemptive relief granted to us by the SEC; or

(6)	certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 90 days.
If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.
At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.
No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(i)	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes;

(ii)	the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default;

(iii)	such holder or holders have offered to the trustee reasonable indemnity, security, or both, against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv)	the trustee for 60 days after its receipt of such notice, request and offer of indemnity, security or both has failed to institute any such proceeding; and

(v)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.
Notwithstanding any other provision in the indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with the indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial to the holders of Notes not consenting.
The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.
We are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate stating that to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the indenture.
Within 90 days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on)

or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes.
Satisfaction and Discharge
We may satisfy and discharge our obligations under the indenture by delivering to the security registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Defeasance
In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the indenture. “Covenant defeasance” refers to our ability, under current U.S. federal tax law and the indenture, to be released from some of the restrictive covenants in the indenture if certain conditions are satisfied. See “Description of Debt Securities—Defeasance—Covenant Defeasance” in the accompanying prospectus for more information. “Defeasance” or “full defeasance” refers to our ability, if there is a change in U.S. federal tax law or if we obtain an IRS ruling, to legally release ourselves from all payment and other obligations on the Notes if we put in place certain arrangements for you to be repaid. See “Description of Debt Securities—Defeasance—Full Defeasance” in the accompanying prospectus for more information.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, incorporator or stockholder of ours, as such, will have any liability for any obligations of ours under the indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each holder of the Notes will be deemed to waive and release all such liability, and such waiver and release are part of the consideration for the issuance of the Notes.
Trustee
Deutsche Bank Trust Company Americas is the trustee, security registrar and paying agent. Deutsche Bank Trust Company Americas, in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement and accompanying prospectus or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.
Governing Law
The indenture provides that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
Book-Entry, Settlement and Clearance
Global Notes
The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons, or the Global Notes. Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC, or the DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and

•
ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for Global Notes
All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•
will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to receiving notices or the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day
funds.
Cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day
funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.
Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.
Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of certain material U.S. federal income tax considerations under the Code related to the acquisition, ownership, and disposition of the Notes.
This discussion does not purport to be a complete description of all of the tax considerations relating thereto. In particular, we have not described certain considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, including investors subject to the alternative minimum tax, tax-exempt
organizations or governmental organizations, insurance companies, investors that are treated as partnerships for U.S. federal income tax purposes, S corporations, brokers or dealers in securities, traders in securities that elect to use a mark-to-market
method of accounting for securities holdings, pension plans and trusts, banks or financial institutions, a person that holds the notes as part of a straddle or a hedging or conversion transaction, real estate investment trusts, regulated investment companies, U.S. persons with a functional currency that is not the U.S. dollar,
non-U.S.
Holders (as defined below) engaged in a trade or business in the United States or who are present in the United States for 183 days or more in the taxable year, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, controlled foreign corporations, or CFCs, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax. This discussion does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion is limited to investors that hold the Notes as capital assets (within the meaning of the Code), and does not address owners of an investor. This discussion is limited to persons purchasing the Notes for cash in this offering and at their initial offering price. This discussion also does not address the U.S. federal income tax consequences to beneficial owners of the Notes that are subject to the special tax accounting rules under Section 451(b) of the Code. This discussion is based upon the Code, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions, each as of the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and will not seek any ruling from the IRS regarding the offering pursuant to this prospectus supplement and the accompanying prospectus unless expressly stated therein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS would not assert, and that a court would not sustain, a position contrary to any of the tax consequences discussed herein.
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership and certain determinations made at the partner level. Prospective beneficial owners of the Notes that are partnerships or partners in such partnerships are urged to consult their tax advisors with respect to the purchase, ownership and disposition of the Notes.
Tax matters are very complicated and the tax consequences to an investor of an investment in the Notes will depend on the facts of such investor’s particular situation. Investors are strongly encouraged to consult their tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes, as well as the effect of state, local and foreign tax laws and the effect of any possible changes in tax laws.
Tax Consequences to U.S. Holders of the Notes
The following is a summary of certain material U.S. federal income tax consequences that will apply to a “U.S. Holder” of the Notes. As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•
a trust if a court is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.
If you are not a U.S. Holder, this section does not apply to you. If you are a
Non-U.S.
Holder, as defined below, please see “—Tax Consequences to
Non-U.S.
Holders of Notes” below.
Payments of Stated Interest.
The following discussion assumes that the Notes will be issued with no original issue discount or a de minimis
amount of original issue discount for U.S. federal income tax purposes. Stated interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.
Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the Note (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as interest income to the extent not previously so taxed, offset by any acquisition premium). A U.S. Holder’s tax basis in a Note generally will be equal to the cost of the Note to such U.S. Holder less any principal payments received by such U.S. Holder.
Gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition the note has been held for more than one year. Under current law, long-term capital gains recognized by non-corporate
U.S. Holders generally are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.
A U.S. Holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale that has not been previously included in income.
Net Investment Income Tax
.
An additional 3.8% surtax generally is applicable in respect of the net investment income of non-corporate
U.S. Holders (other than certain trusts) on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over $200,000 ($250,000 in the case of joint filers). “Net investment income” as defined for this purpose generally includes interest payments and gain recognized from the sale or other taxable disposition of the Notes.
Backup Withholding and Information Reporting.
We may be required to withhold, for U.S. federal income taxes, a portion of all taxable distributions payable to U.S. Holders (i) who fail to provide us with their correct taxpayer identification numbers, or TINs, or who otherwise fail to make required certifications or (ii) with respect to whom the IRS notifies us that this U.S. Holder is subject to backup withholding. Certain U.S. Holders specified in the Code and the Treasury regulations promulgated thereunder are exempt from backup withholding but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by a U.S. Holder to furnish a certified TIN to us could subject the U.S. Holder to a penalty imposed by the IRS.

Tax Consequences to
Non-U.S.
Holders of the Notes
The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a
“Non-U.S.
Holder” of the Notes. As used herein, the term
“Non-U.S.
Holder” means a beneficial owner of a Note that is not a U.S. Holder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If you are not a
Non-U.S.
Holder, this section does not apply to you.
Payments on the Notes.
The following discussion assumes that the Notes will be issued with no original issue discount or a de minimis
amount of original issue discount for U.S. federal income tax purposes. Subject to the discussion below concerning backup withholding and withholding and information reporting on foreign financial accounts, payments of principal and interest on the Notes to any
Non-U.S.
Holder will generally not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the Non-U.S. Holder is not a CFC related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. holder is not a bank that received such Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
the U.S. payor of the interest (including us, or any intermediary who pays the interest on our behalf) does not have actual knowledge or reason to know that a holder (or such holder’s beneficial owner) is a United States person and such holder certifies to the U.S. payor under penalties of perjury on a properly executed IRS Form
W-8BEN
or
W-8BEN-E
that such holder is not (or, in the case of a
Non-U.S.
Holder that is an estate or trust, such forms certifying that the beneficiary of the estate or trust is not) a “U.S. person” (as defined in the Code).

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”
If a
Non-U.S.
Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such
Non-U.S.
Holder will be subject to U.S. federal withholding tax at a 30% rate unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•
IRS Form
W-8BEN
or
W-8BEN-E
(or applicable successor form), depending on the
Non-U.S.
Holder’s status claiming, under penalties of perjury, an exemption from, or reduction in, the U.S. federal withholding tax rate under a tax treaty (a “Treaty Rate”), or

•
IRS Form
W-8ECI
(or applicable successor form) stating that interest paid on the note is not subject to the U.S. federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to U.S. federal income tax rates on a net income basis as described below).

The certification requirement described above also may require a
Non-U.S.
Holder that provides an IRS form or that claims a Treaty Rate to provide its U.S. taxpayer identification number.
Each
Non-U.S.
Holder is urged to consult its tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not serve to avoid withholding if an applicable withholding agent has actual knowledge or reason to know that statements on the form are false.
If interest on the notes is “effectively connected”, as that term is defined in the Code and the Treasury Regulations, with a U.S. trade or business of the
Non-U.S.
Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base of the
Non-U.S.
Holder), the
Non-U.S.
Holder,

although exempt from the U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such
Non-U.S.
Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment of the
Non-U.S.
Holder), such Holder may be subject to an additional branch profits tax at a rate of 30% (unless reduced by treaty) in respect of such interest. A
Non-U.S.
Holder that is engaged in the conduct of a trade or business in the United States is urged to consult its tax advisors regarding the U.S. tax consequences of the ownership and disposition of the notes.
Sale, Exchange, Redemption, Retirement or Other Disposition of the Notes.
Subject to the discussion below on backup withholding and withholding and information reporting on foreign financial accounts, a
Non-U.S.
Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of Notes (except with respect to accrued and unpaid interest, which would be taxed as described above under “—Payments on the Notes”) so long as, (a) in the case of a
non-U.S.
holder who is an individual, such
Non-U.S.
Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are not met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained in the United States by the Holder). If the exception under (a) applies, the
Non-U.S.
Holder will be subject to tax equal to 30% on the gain realized except as provided under an applicable treaty. If the exception under (b) applies, the
Non-U.S.
Holder will be subject to U.S. federal income tax as described under “—Tax Consequences to U.S. Holders of the Notes—
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
” unless an applicable treaty provides otherwise, and if such holder is a corporation, it may be subject to an additional 30% branch profits tax (unless reduced by treaty).
Backup Withholding and Information Reporting.
Information returns will be filed with the IRS in connection with payments on the Notes. Unless the
Non-U.S.
Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes and the
Non-U.S.
Holder may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. We may be required to withhold, for U.S. federal income taxes, a portion of all taxable distributions payable to stockholders (a) who fail to provide us with their correct TINs or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies us that this stockholder is subject to backup withholding. Certain stockholders specified in the Code and the U.S. Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
Non-U.S.
Holder will be allowed as a credit against the
Non-U.S.
Holder’s U.S. federal income tax liability and may entitle the
Non-U.S.
Holder to a refund, provided that the required information is timely furnished to the IRS. Failure by a stockholder to furnish a certified TIN to us could subject the stockholder to a penalty imposed by the IRS.
Withholding and Information Reporting on Foreign Financial Accounts.
Sections 1471 through 1474 of the Code and the Treasury regulations and other published guidance promulgated thereunder, which are commonly referred to as FATCA, generally impose withholding taxes on certain types of payments, including interest, made to “foreign financial institutions” and certain other
non-U.S.
entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the FATCA reporting requirements could result in withholding tax being imposed on payments of interest and sales proceeds to foreign intermediaries and certain
Non-U.S.
Holders. If the payee is a foreign financial institution and is subject to the certification and information reporting requirements above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant
foreign

financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required.
If payment of this withholding tax is made,
Non-U.S.
Holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such interest or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction, if any. We will not pay additional amounts to
Non-U.S.
Holders in respect of any amounts withheld. Prospective
Non-U.S.
Holders are urged to consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

UNDERWRITING
SMBC Nikko Securities America, Inc., BNP Paribas Securities Corp., ING Financial Markets LLC and Wells Fargo Securities, LLC are acting as the representatives, or Representatives, of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Adviser, the Administrator and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount
SMBC Nikko Securities America, Inc.	$48,000,000
BNP Paribas Securities Corp.	34,500,000
ING Financial Markets LLC	34,500,000
Wells Fargo Securities, LLC	34,500,000
BofA Securities, Inc.	13,500,000
J.P. Morgan Securities LLC	13,500,000
RBC Capital Markets, LLC	13,500,000
CIBC World Markets Corp.	10,500,000
Citigroup Global Markets Inc.	10,500,000
Barclays Capital Inc.	9,000,000
Deutsche Bank Securities Inc.	9,000,000
Goldman Sachs & Co. LLC	9,000,000
Morgan Stanley & Co. LLC	9,000,000
KeyBanc Capital Markets Inc.	9,000,000
First Citizens Capital Securities, LLC	7,500,000
Keefe, Bruyette & Woods, Inc.	6,000,000
R. Seelaus & Co., LLC	6,000,000
B. Riley Securities, Inc.	4,500,000
Blaylock Van, LLC	4,500,000
Citizens JMP Securities, LLC	4,500,000
Jefferies LLC	4,500,000
Oppenheimer & Co. Inc.	4,500,000

Total	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased, subject to the terms of the underwriting agreement, or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts
The following table shows the total underwriting discount that we are to pay to the underwriters in connection with this offering.

	Per Note	Total
Public offering price	99.992%	$299,976,000
Underwriting discount (sales load)	1.000%	$3,000,000
Proceeds, before expenses, to us	98.992%	$296,976,000
The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of 0.60% of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.40% of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.
The expenses of the offering, not including the underwriting discount, are estimated at approximately $0.8 million and are payable by us.
No Sales of Similar Securities
Subject to certain exceptions, we have agreed not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file or cause to be declared effective a registration statement under the Securities Act with respect to any of the foregoing, without the consent of the Representatives, until the settlement date of this offering. This consent may be given at any time without public notice.
Listing
The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the Notes after completion of this offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of such underwriters without any notice. Accordingly, no assurance can be given that an active and liquid public trading market for the Notes will develop or be maintained. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
Price Stabilization, Short Positions
In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Alternative Settlement Cycle
We expect that delivery of the Notes offered hereby will be made against payment therefor on or about February 27, 2025, which will be the fifth business day following the date of the pricing of the Notes offered hereby (such settlement being herein referred to as “T+5”). Under Rule
 15c6-1
promulgated under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes offered hereby prior to the business day before the date of delivery hereunder will be required, by virtue of the fact that the Notes offered hereby initially will settle in T+5 business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.
Electronic Offer, Sale and Distribution of Notes
The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial
activities and services. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses, including acting as underwriters for our and our affiliates’ securities offerings.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours and our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, the underwriters or their respective affiliates routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Affiliates of certain underwriters may hold our 2025 Notes, 2027 Notes or 2029 Notes. Certain of the underwriters and their affiliates were underwriters in connection with our initial public offering and our subsequent common stock offerings and debt offerings, for which they received customary fees.
Certain proceeds of this offering will be used to repay or repurchase outstanding indebtedness under the Syndicated Credit Facility and/or OSI2 Citibank Facility. Affiliates of certain of the underwriters are lenders under the Syndicated Credit Facility and/or OSI2 Citibank Facility. Accordingly, affiliates of certain of the underwriters may receive more than 5% of the proceeds of this offering to the extent such proceeds are used to repay or repurchase outstanding indebtedness under the Syndicated Credit Facility and/or OSI2 Citibank Facility.
The principal business address of SMBC Nikko Securities America, Inc. is 277 Park Avenue, New York, NY 10172. The principal business address of BNP Paribas Securities Corp. is 787 Seventh Avenue, New York, NY 10019. The principal business address of ING Financial Markets LLC is 1133 Avenue of the Americas, New York, NY 10036. The principal business address of Wells Fargo Securities, LLC is 550 South Tryon Street, 5th Floor, Charlotte, NC 28202.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument
45-106
Prospectus Exemptions
or subsection 73.3(1) of the
Securities Act
(Ontario), and are permitted clients, as defined in National Instrument
31-103
Registration Requirements, Exemptions and Ongoing Registrant Obligations
. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument
33-105
Underwriting Conflicts
(NI
33-105),
the underwriters are not required to comply with the disclosure requirements of NI
33-105
regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
Following implementation of Directive 2011/61/EU of the European Parliament and of the Council dated 8 June 2011 on Alternative Investment Fund Managers, as implemented in any relevant jurisdiction, together with Commission Delegated Regulation (EU) No 231/2013, as well as any similar or supplementary law, rule or regulation, in each case as amended from time to time, including as implemented in the United Kingdom pursuant to applicable legislation including the UK Alternative Investment Fund Managers Regulations 2013/1773, and retained and amended from time to time. (the “AIFMD”) incorporated elsewhere in the prospectus, the offering or placement of Notes to or with investors domiciled or with a registered office in an EEA Member State may be restricted or prohibited under national law in that EEA Member State, or may be permitted only if the alternative investment fund manager (the “AIFM”) complies with certain procedural and substantive obligations. The inclusion of an offering legend in respect of any EEA Member State does not imply that an offering or placement of Notes has been or will be made to or with investors domiciled or with a registered office in that EEA Member State; any such offering or placement will be made only where: (i) this is permitted under national law; and (ii) the AIFM elects to comply with all relevant procedural and substantive obligations relating to the offering or placement of Notes.
Notwithstanding the foregoing paragraph, the AIFMD does not restrict an
EEA-based
investor from investing in the Company on its own initiative. This prospectus may be provided to an investor who is domiciled or has a registered office in an EEA jurisdiction in response to an own-initiative
request, even where the Notes are not otherwise being offered or placed to or with investors based in that EEA Member State at the initiative or on behalf of the AIFM.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”), and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.
Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
Following implementation of the AIFMD, the offering or placement of Notes to or with investors domiciled or with a registered office in the United Kingdom may be restricted or prohibited under the law in the United Kingdom, or may be permitted only if the AIFM complies with certain procedural and substantive obligations. The inclusion of an offering legend in respect of the United Kingdom does not imply that an offering or placement of Notes has been or will be made to or with investors domiciled or with a registered office in the United Kingdom; any such offering or placement will be made only where: (i) this is permitted under national law; and (ii) the AIFM elects to comply with all relevant procedural and substantive obligations relating to the offering or placement of Notes.
Notwithstanding the foregoing paragraph, the AIFMD does not restrict a
UK-based
investor from investing in the Fund on its own initiative. This prospectus may be provided to an investor who is domiciled or has a registered office in the United Kingdom in response to an own-initiative
request, even where the Notes are not otherwise being offered or placed to or with investors based in the United Kingdom at the initiative or on behalf of the AIFM.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of MiFID II as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the Insurance Distribution Directive as it forms part of domestic law by virtue of the EUWA, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.
Consequently, no key information document required by PRIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.
This prospectus supplement, the accompanying prospectus and any other material in relation to the Notes are only being distributed to, and are directed only at, persons in the United Kingdom who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or Article 14(5) of the Financial Services And Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the “Promotion of CIS Order”) , or (ii) high net worth entities or other persons falling within Articles 49(2) of the Financial Promotion Order or Article 22(2) of the Promotion of CIS Order, or (iii) persons to whom it would otherwise be lawful to distribute the aforementioned materials, all such persons together being referred to as “Relevant Persons”. The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or its contents. The Notes are not being offered to the public in the United Kingdom.
In addition, in the United Kingdom, each underwriter has represented and agreed the Notes may not be offered other than by an underwriter that: has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.
Any person who is in any doubt about an investment in the Notes should consult an authorized person specializing in advising on participation in unregulated collective investment schemes. It is the responsibility of the prospective investors to satisfy themselves as to full compliance with the relevant laws and regulations of any territory in connection with any application to participate in an investment in the Notes, including obtaining any requisite governmental or other consent and adhering to any other formality prescribed in such territory.
Notice to Prospective Investors in Japan
The Notes offered by this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Hong Kong
The Notes may not be offered or sold in Hong Kong by means of any document (except for Notes which are “structured product” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”)) other than (i)
 in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”), or (ii)
 to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder, or (iii)
 in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.
Notice to Prospective Investors in Singapore
Each of the underwriters has acknowledged that this prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, each of the underwriters has represented, warranted and undertaken that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i)
 to an institutional investor under Section
274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section
 275(1A), and in accordance with the conditions specified in Section
 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section
 275 of the SFA except:

(i)
to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA) or to any person arising from an offer referred to in Section
 275(1A), or Section
 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Singapore Securities and Futures Act Product Classification
Solely for the purposes of the underwriters’ obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), they have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products) and MAS Notice FAA-N16: Notice on Recommendations on Investment Products.
Notice to Residents of the People’s Republic of China
The underwriters have been advised that the offer of the Notes is not an offer of securities within the meaning of the People’s Republic of China (“PRC”) securities laws or other pertinent laws and regulations of the PRC, and the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the PRC.
Notice to Prospective Investors in South Korea
The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act (the “FSCMA”) and the Foreign Exchange Transaction Law and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchasers of the Notes comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with their purchase.
Each underwriter has advised us that it has not offered, sold or delivered the Notes, directly or indirectly, or offered or sold the Notes to any person for re-offering
or resale, directly or indirectly, in South Korea or to any resident of South Korea and will not offer, sell or deliver the Notes, directly or indirectly, or offer or sell the Notes to any person for re-offering
or resale, directly or indirectly, in South Korea or to any resident of South Korea, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FSCMA, the FETL and other relevant laws and regulations of South Korea.
Notice to Prospective Investors in Taiwan
The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.
Notice to Prospective Investors in Switzerland
Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of

Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Israel
No action has been, or will be, taken in Israel that would permit an offering of the Notes or a distribution of this prospectus supplement and the accompanying prospectus to the public in Israel. In particular, neither the prospectus supplement nor the accompanying prospectus has been reviewed or approved by the Israel Securities Authority. The Notes are being offered to a limited number of qualified investors listed on the first addendum of the Securities Law (a “Qualified Investor”), in all cases under the circumstances that will fall within the private placement exemption of the Israeli Securities Law of 1968 (“Securities Law”). This prospectus supplement and the accompanying prospectus may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been sent. Any investor in the Notes shall be required to declare in writing prior to such purchase that it qualifies as a Qualified Investor, agrees to be deemed a Qualified Investor, and is aware of the consequences of being classified as a Qualified Investor, that it will comply with the guidelines of the Israel Securities Authority with respect to the sale or offer of securities to Qualified Investors (including those published on September 21, 2014), and that it is purchasing the Notes for its own benefit and on its own account and not with the aim or intention of distributing or offering the Notes to other parties. Nothing in this prospectus supplement or the accompanying prospectus should be considered “investment advice”, or “investment marketing” as defined in the Regulation of Investment Advice, Investment Marketing and Portfolio Management Law of 1995. Any investor who purchases the Notes shall be required to declare in writing that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the Notes, without relying on any of the materials provided.
Notice to Prospective Investors in Saudi Arabia
This prospectus supplement and the accompanying prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number
3-123-2017
dated 9/4/1439H (corresponding to 27/12/2017G) as amended by resolution number
1-104-2019
dated 01/02/1441H (corresponding to 30/09/2019G), as amended. The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the Notes offered hereby should conduct their own due diligence on the accuracy of the information relating to the Notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement, the accompanying prospectus or any other associated documents nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying prospectus. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

LEGAL MATTERS
The validity of the Notes offered hereby and certain legal matters for us in connection with the offering will be passed upon for us by Kirkland & Ellis LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the underwriters by Dechert LLP, Washington, D.C.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This prospectus supplement is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information.
We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed on November 19, 2024;

•
Definitive Proxy Statement on Schedule 14A, filed on January 17, 2025 (to the extent incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended September 30, 2024); and

•	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2024, filed on February 4, 2025.
We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the filing of this prospectus supplement until all of the securities offered by this prospectus supplement have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form
8-K
or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement and the accompanying prospectus. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC.
These filings may also be accessed on our website at
www.oaktreespecialtylending.com
. Except for documents incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on our website is not incorporated by reference into this prospectus supplement. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations at the following
address and telephone number:
Investor Relations
Oaktree Specialty Lending Corporation
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
(213) 830-6300
ocsl-ir@oaktreecapital.com

Oaktree Specialty Lending Corporation

Common Stock

Debt Securities

Warrants

Subscription Rights

We are a specialty finance company dedicated to providing customized, one-stop credit solutions to companies with limited access to public or syndicated capital markets. We were formed in late 2007 and operate as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act, of 1940, as amended. Our investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. We may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. We generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Oaktree Fund Advisors, LLC, or Oaktree, serves as our investment adviser. Oaktree Fund Administration, LLC, or Oaktree Administrator, serves as our administrator. Oaktree is an affiliate of, and Oaktree Administrator is a subsidiary of, Oaktree Capital Management, L.P., a leading global investment management firm headquartered in Los Angeles, California, focused on less efficient markets and alternative investments.

We may offer, from time to time in one or more offerings, shares of our common stock, debt securities, warrants representing rights to purchase common stock or debt securities or subscription rights to purchase common stock, which we refer to, collectively, as the “securities.” We may offer our securities in certain amounts, at prices and on terms to be disclosed in one or more supplements to this prospectus. You should read this prospectus, the applicable prospectus supplement and any free writing prospectuses carefully before you invest in our securities.

Our securities may be offered directly to one or more purchasers, including existing stockholders in a rights offering, through agents designated from time to time by us, or to or through underwriters or dealers. The prospectus supplement relating to an offering will identify any agents or underwriters involved in the sale of our securities, and will disclose any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OCSL.” On February 2, 2023 and December 30, 2022, the last reported sale price of our common stock on the Nasdaq Global Select Market was $20.43 and $20.61 per share, respectively. We determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of December 31, 2022 was $19.63. Figures for periods prior to January 23, 2023 have been retrospectively adjusted to give effect to the 1-for-3 reverse stock split completed on January 20, 2023 and effective at the commencement of trading on January 23, 2023.

An investment in our securities involves certain risks, including, among other things, the risk of leverage and risks relating to investments in securities of small, private and developing businesses. Shares of closed-end investment companies frequently trade at a discount to their net asset value per share. If our shares trade at a discount to their net asset value, this will likely increase the risk of loss to purchasers of our common stock. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” beginning on page 5 of this prospectus or otherwise incorporated by reference herein and included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.

This prospectus and any accompanying prospectus supplement contain important information about us that a prospective investor should know before investing in our securities. Please read this prospectus and any accompanying prospectus supplement before investing and keep them for future reference. We file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071 or by calling us collect at (213) 830-6300 or on our website at oaktreespecialtylending.com. Except for the documents incorporated by reference into this prospectus, information on our website is not incorporated into or a part of this prospectus or any related prospectus supplement. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Prospectus dated February 7, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we have filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, we may offer our securities, from time to time, in one or more offerings or series, on terms to be determined at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. Please carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement before you make an investment decision.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. You must not rely on any unauthorized information or representations not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate as of their respective dates. Our financial condition, results of operations and prospects may have changed since that date. To the extent required by law, we will amend or supplement the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of the prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to the prospectus and any accompanying prospectus supplement.

i

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before making a decision to invest in our securities.

Unless otherwise noted, the terms:

•	“we,” “us” and “our” refer to Oaktree Specialty Lending Corporation;

•	“Oaktree” and “our Adviser” refer to Oaktree Fund Advisors, LLC, our external investment adviser;

•	“Oaktree Administrator” refers to Oaktree Fund Administration, LLC, our administrator;

•

“Syndicated Facility” refers to our senior secured revolving credit facility, as amended and/or restated from time to time, pursuant to a Senior Secured Revolving Credit Agreement with the lenders party thereto, ING Capital LLC, as administrative agent, ING Capital LLC, JPMorgan Chase Bank, N.A., BofA Securities, Inc. and MUFG Union Bank, N.A., as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as syndication agents;

•

“Citibank Facility” refers to our revolving credit facility, as amended and/or restated from time to time, with OCSL Senior Funding II LLC (formerly OCSI Senior Funding II LLC), our wholly-owned, special purpose financing subsidiary, as the borrower, the Company, as collateral manager and seller, each of the lenders from time to time party thereto, Citibank, N.A., as administrative agent, and Wells Fargo Bank, National Association, as collateral agent and custodian;

•

“OSI2 Citibank Facility” refers to our revolving credit facility, as amended and/or restated from time to time, with OSI 2 Senior Lending SPV, LLC, our wholly-owned and consolidated subsidiary, as the borrower, the Company, as collateral manager and seller, each of lenders from time to time party thereto Citibank, N.A., as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent;

•	“2025 Notes” refers to our 3.500% unsecured notes issued in February 2020 in an aggregate principal amount of $300.0 million that mature on February 25, 2025; and

•	“2027 Notes” refers to our 2.700% unsecured notes issued in May 2021 in an aggregate principal amount of $350.0 million that mature on January 15, 2027.

Oaktree Specialty Lending Corporation

We are a specialty finance company dedicated to providing customized, one-stop credit solutions to companies with limited access to public or syndicated capital markets. We were formed in late 2007 and currently operate as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940, as amended, or the Investment Company Act. In addition, we have qualified and elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code, for tax purposes. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or net realized capital gains that we distribute to our stockholders if we meet certain source-of-income, income distribution and asset diversification requirements.

We are externally managed by Oaktree pursuant to an investment advisory agreement, as amended from time to time, or the Investment Advisory Agreement, between us and Oaktree. Oaktree is an affiliate of Oaktree Capital Management, L.P., or OCM, our external investment adviser from October 17, 2017 through May 3, 2020. Oaktree Administrator, a subsidiary of OCM, provides certain administrative and other services necessary for us to operate.

Our investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. We may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. We invest in companies that typically possess resilient business models with strong underlying fundamentals. We intend to deploy capital across credit and economic cycles with a focus on long-term results, which we believe will enable us to build lasting partnerships with financial sponsors and management teams, and we may seek to opportunistically take advantage of dislocations in the financial markets and other situations that may benefit from our Adviser’s credit and structuring expertise, including throughout the COVID-19 pandemic. Sponsors may include financial sponsors, such as an institutional investor or a private equity firm, or a strategic entity seeking to invest in a portfolio company.

Our Adviser is generally focused on middle-market companies, which we define as companies with enterprise values of between $100 million and $750 million. We expect our portfolio to include a mix of first and second lien loans, including asset backed loans, unitranche loans, mezzanine loans, unsecured loans, bonds, preferred equity and certain equity co-investments. Our portfolio may also include certain structured finance and other non-traditional structures. We generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Our portfolio totaled $2.6 billion at fair value as of December 31, 2022 and was composed of 156 portfolio companies. These included debt investments in 142 companies, equity investments in 42 companies, and our investments in Senior Loan Fund JV I, LLC, or SLF JV I, a joint venture through which we and Trinity Universal Insurance Company, a subsidiary of Kemper Corporation, or Kemper, co-invest in senior secured loans of middle-market companies and other corporate debt securities, and OCSI Glick JV LLC, or the Glick JV, a joint venture through which we and GF Equity Funding 2014 LLC, or GF Equity Funding, co-invest primarily in senior secured loans of middle-market companies. 30 of our equity investments were in companies in which we also had a debt investment. At fair value, 94.8% of our portfolio consisted of debt investments, including our debt investments in SLF JV I and Glick JV, and 86.3% of our portfolio consisted of senior secured loans as of December 31, 2022. The weighted average annual yield of our debt investments at fair value as of December 31, 2022, including the return on our debt investments in SLF JV I and Glick JV, was approximately 11.6%, including 10.3% representing cash payments. The weighted average annual yield of our debt investments is determined before the payment of, and therefore does not take into account, our expenses and the payment by an investor of any stockholder transaction expenses, and does not represent the return on investment for our stockholders.

We are permitted to, and expect to continue to, finance our investments through borrowings. However, as a Business Development Company, subject to certain limited exceptions, we are currently only allowed to borrow amounts in accordance with the asset coverage requirements in the Investment Company Act. At a special meeting of stockholders held on June 28, 2019, our stockholders approved the application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act to us, effective as of June 29, 2019. As a result of the reduced asset coverage requirement, we can incur $2 of debt for each $1 of equity. As of December 31, 2022, we had $1,514.4 million in senior securities and our asset coverage ratio was 176.3%. During the year ended September 30, 2022, we increased our target debt to equity ratio from 0.85x to 1.0x to 0.90x to 1.25x (i.e., one dollar of equity for each $0.90 to $1.25 of debt outstanding) to provide us with increased capacity to opportunistically deploy capital into the markets. As of December 31, 2022, our net debt to equity ratio was 1.24x.

On March 19, 2021, we acquired Oaktree Strategic Income Corporation, or OCSI, pursuant to that certain Agreement and Plan of Merger, or the OCSI Merger Agreement, dated as of October 28, 2020, by and among OCSI, us, Lion Merger Sub, Inc., our wholly-owned subsidiary, and, solely for the limited purposes set forth therein, Oaktree. Pursuant to the OCSI Merger Agreement, OCSI was merged with and into us in a two-step transaction, with us as the surviving company.

On January 23, 2023, we acquired Oaktree Strategic Income II, Inc., or OSI2, pursuant to that certain Agreement and Plan of Merger, or the OSI2 Merger Agreement, dated as of September 14, 2022, by and among OSI2, us, Project Superior Merger Sub, Inc., a wholly-owned subsidiary of us, and, solely for the limited purposes set forth therein, Oaktree. Pursuant to the OSI2 Merger Agreement, OSI2 was merged with and into us in a two-step transaction with us as the surviving company, or the OSI2 Merger. As a result of the OSI2 Merger, we issued an aggregate of 15,860,200 shares of our common stock to former OSI2 stockholders.

Our Adviser

We are externally managed and advised by Oaktree, a registered investment adviser under the Investment Advisers Act of 1940, as amended. The principal executive offices of Oaktree are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Oaktree, subject to the overall supervision of our Board of Directors, manages our day-to-day operations, and provides investment advisory services to us pursuant to the Investment Advisory Agreement.

Our Adviser is an affiliate of OCM, a leading global investment management firm headquartered in Los Angeles, California, focused on less efficient markets and alternative investments. A number of the senior executives and investment professionals of our Adviser and its affiliates have been investing together for over 35 years and have generated impressive investment performance through multiple market cycles. Our Adviser and its affiliates emphasize an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high-yield debt and senior loans), control investing, real estate, convertible securities and listed equities.

In 2019, Brookfield Corporation (f/k/a Brookfield Asset Management Inc.), which we refer to as “Brookfield,” acquired a majority economic interest in Oaktree Capital Group, LLC, or OCG, which together with certain related transactions resulted in Brookfield owning a majority economic interest in the business of Oaktree and its affiliates. Oaktree and its affiliates operate as an independent business within Brookfield, with their own product offerings and investment, marketing and support teams. Brookfield is a leading global alternative asset manager with over a 100 year history and over $750 billion of assets under management (inclusive of Oaktree and its affiliates) across a broad portfolio of real estate, infrastructure, renewable power, credit and private equity assets. OCG’s founders, senior management and current and former employee-unitholders of OCG are able to sell their remaining OCG units to Brookfield over time pursuant to an agreed upon liquidity schedule and approach to valuing such units at the time of liquidation. Pursuant to this liquidity schedule, the earliest year in which Brookfield could own 100% of the OCG business is 2029.

The primary firm-wide goal of our Adviser and OCM is to achieve attractive returns while bearing less than commensurate risk. Our Adviser believes that it can achieve this goal by taking advantage of market inefficiencies in which financial markets and their participants fail to accurately value assets or fail to make available to companies the capital that they reasonably require.

Our Adviser and its affiliates believe that their defining characteristic is adherence to the highest professional standards, which has yielded several important benefits. First and foremost, this characteristic has allowed our Adviser and its affiliates to attract and retain an extremely talented group of investment professionals, or the Investment Professionals, as well as accounting, valuation, legal, compliance and other administrative professionals. As of December 31, 2022, our Adviser and its affiliates had more than 1,150 professionals in 20 cities and 14 countries, including a deep and broad credit platform drawing from more than 350 highly experienced investment professionals with significant origination, structuring and underwriting expertise. Specifically, the Strategic Credit group that is primarily responsible for implementing our investment strategy consists of 24 Investment Professionals led by Armen Panossian, our Chief Executive Officer and Chief Investment Officer, who focus on the investment strategy employed by our Adviser and certain of its affiliates. Second, it has permitted the investment team to build strong relationships with brokers, banks and other market participants. These institutional relationships have been instrumental in strengthening access to trading opportunities, to understanding the current market, and to executing the investment team’s investment strategies. OCM aims to attract, motivate and retain talented employees (both Investment Professionals and accounting, valuation, legal, compliance and other administrative professionals) by making them active participants in, and beneficiaries of, the platform’s success. In addition to competitive base salaries, all OCM employees share in the discretionary bonus pool. An employee’s participation in the bonus pool is based on the overall success of our Adviser and its affiliates and the individual employee’s performance and level of responsibility.

Our Adviser and its affiliates provide discretionary investment management services to other managed accounts and investment funds, which may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. The activities of such managed accounts and investment funds may raise actual or potential conflicts of interest.

Strategic Credit

Our Adviser’s affiliates officially launched the Strategic Credit strategy in early 2013 as a step-out from the Distressed Debt strategy, to capture attractive investment opportunities that appear to offer too little return for distressed debt investors, but may pose too much uncertainty for high-yield bond creditors. The strategy seeks to achieve an attractive total return by investing in public and private revenue-generating, performing debt.

Strategic Credit focuses on U.S. and non-U.S. investment opportunities that arise from pricing inefficiencies that occur in the primary and secondary markets or from the financing needs of healthy companies with limited access to traditional lenders or public markets. Typical investments will be in high yield bonds and senior secured loans for borrowers that are in need of direct loans, rescue financings, or other capital solutions or that have had challenged or unsuccessful primary offerings.

The Investment Professionals employ a fundamental, value-driven opportunistic approach to credit investing, which seeks to benefit from the resources, relationships and proprietary information of our Adviser’s global investment platform.

Our Administrator

We entered into an administration agreement, as amended from time to time, or the Administration Agreement, with Oaktree Administrator. The principal executive offices of Oaktree Administrator are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to the Administration Agreement, Oaktree Administrator provides services to us, and we reimburse Oaktree Administrator for costs and expenses incurred by Oaktree Administrator in performing its obligations under the Administration Agreement and providing personnel and facilities thereunder.

Corporate Information

Our principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and our telephone number is (213) 830-6300. Our corporate website is located at www.oaktreespecialtylending.com. Except for the documents incorporated by reference into this prospectus, information on our website is not incorporated into or a part of this prospectus or any related prospectus supplement.

FEES AND EXPENSES

Information under the caption “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities – Fees and Expenses” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 is incorporated by reference herein.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus and any accompanying prospectus supplement involves substantial risks. You should carefully consider the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement or free writing prospectus before acquiring any of such securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the offered securities. The risks described in these documents are not the only risks we face, and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and any accompanying prospectus supplement constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus and any accompanying prospectus supplement may include statements as to:

•	our future operating results and distribution projections;

•	the ability of Oaktree to reposition our portfolio and to implement Oaktree’s future plans with respect to our business;

•	the ability of Oaktree and its affiliates to attract and retain highly talented professionals;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments and additional leverage we may seek to incur in the future;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies; and

•	the cost or potential outcome of any litigation to which we may be party.

In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus, and any accompanying prospectus supplement, involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement.

Other factors that could cause actual results to differ materially include:

•	changes or potential disruptions in our operations, the economy, financial markets or political environment, including the impacts of inflation and rising interest rates;

•

risks associated with possible disruption in our operations or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflict between Russia and Ukraine), natural disasters or pandemics;

•

future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to Business Development Companies and RICs;

•	the ability to realize the benefits of the OSI2 Merger; and

•	other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this prospectus and will base the forward-looking statements included in any accompanying prospectus supplement on information available to us on the date of this prospectus and any accompanying prospectus supplement, as appropriate, and we assume no obligation to update any such forward-looking statements, except as required by law. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The forward-looking statements contained in this prospectus and any accompanying prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the forward looking statements contained in our periodic reports are excluded from the safe-harbor protection provided by Section 21E of the Exchange Act.

USE OF PROCEEDS

We intend to use substantially all of the net proceeds from selling our securities to make investments in accordance with our investment objective and strategies described in this prospectus or any prospectus supplement and for general corporate purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings, including borrowings under the Syndicated Facility, the Citibank Facility and the OSI2 Citibank Facility and to redeem or repurchase the 2025 Notes and the 2027 Notes.

We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within three to six months of such offering. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in interest-bearing deposits or other short-term instruments. The prospectus supplement relating to an offering will more fully identify the use of proceeds from any offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2022 are incorporated by reference herein.

PRICE RANGE OF COMMON STOCK

The following table sets forth, for each fiscal quarter during the last two fiscal years and the current fiscal year, the Company’s net asset value, or NAV, per share (where it has been determined), the range of high and low sales prices of the Company’s common stock as reported on The Nasdaq Global Select Market and the premium (discount) of such sales price to the Company’s NAV per share. Figures for periods prior to January 23, 2023 have been retrospectively adjusted to give effect to the 1-for-3 reverse stock split completed on January 20, 2023 and effective at the commencement of trading on January 23, 2023.

			Sales Price		Premium (Discount) of High Sales Price to NAV (2)	Premium (Discount) of Low Sales Price to NAV (2)
	NAV (1)		High	Low
Year ended September 30, 2021
First quarter	$20.54		$16.98	$13.56	(17.3)%	(34.0)%
Second quarter	$21.27		$19.08	$16.41	(10.3)%	(22.8)%
Third quarter	$21.66		$20.76	$18.57	(4.2)%	(14.3)%
Fourth quarter	$21.84		$22.20	$19.74	1.6%	(9.6)%
Year ended September 30, 2022
First quarter	$22.03		$22.86	$21.09	3.8%	(4.3)%
Second quarter	$21.78		$23.43	$21.39	7.6%	(1.8)%
Third quarter	$20.67		$22.83	$18.60	10.4%	(10.0)%
Fourth quarter	$20.38		$21.75	$17.61	6.7%	(13.6)%
Year ending September 30, 2023
First quarter	$19.63		$21.69	$17.59	10.5%	(10.4)%
Second quarter (through February 2, 2023)		*	$21.48	$19.80	*	*

*	Not determinable at the time of filing.
(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low sales price less NAV per share, divided by NAV per share.

SENIOR SECURITIES

The information contained under the caption “Item 8. Consolidated Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 11 – Senior Securities” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 is incorporated by reference herein.

BUSINESS

The information contained under the caption “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 is incorporated by reference herein.

PORTFOLIO COMPANIES

The following table sets forth certain information as of December 31, 2022, for each portfolio company in which we had a debt or equity investment. Our only formal relationships with our portfolio companies are the managerial assistance ancillary to our investments and the board observation or participation rights we may receive. For example, certain of our officers may serve as members of the boards of certain of our portfolio companies.

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Control Investments								(8)(9)

C5 Technology Holdings, LLC 850 W. Jackson Boulevard Chicago, IL 60607	Data Processing & Outsourced Services
		829 Common Units	82.90%			—	—	(15)
		34,984,460.37 Preferred Units				34,984	27,638	(15)
						34,984	27,638

Dominion Diagnostics, LLC 211 Circuit Drive North Kingstown, RI 02852	Health Care Services
		First Lien Term Loan, LIBOR+5.00% cash due 2/28/2024		9.73%	14,297	14,297	14,297	(6)(15)
		First Lien Revolver, LIBOR+5.00% cash due 2/28/2024			—	—	—	(6)(15)(19)
		30,030.8 Common Units in DD Healthcare Services Holdings, LLC	69.24%			15,222	4,227	(15)
						29,519	18,524

OCSI Glick JV LLC	Multi-Sector Holdings							(14)
333 South Grand Avenue, 28th Floor Los Angeles, CA 90071		Subordinated Debt, LIBOR+4.50% cash due 10/20/2028		7.67%	59,049	49,961	49,536	(6)(11)(15)(19)
		87.5% equity interest	87.50%			—	—	(11)(16)(19)
						49,961	49,536

Senior Loan Fund JV I, LLC	Multi-Sector Holdings							(14)
333 South Grand Avenue, 28th Floor Los Angeles, CA 90071		Subordinated Debt, LIBOR+7.00% cash due 12/29/2028		10.17%	112,656	112,656	112,656	(6)(11)(15)(19)
		87.5% LLC equity interest	87.50%			54,791	24,108	(11)(12)(16)(19)
						167,447	136,764

Affiliate Investments								(17)

Assembled Brands Capital LLC	Specialized Finance
76 Greene Street New York, NY 10012		First Lien Revolver, LIBOR+6.75% cash due 10/17/2023		11.48%	21,464	21,464	21,252	(6)(15)(19)
		1,609,201 Class A Units	7.77%			764	354	(15)
		1,019,168.80 Preferred Units, 6%				1,019	1,243	(15)
		70,424.5641 Class A Warrants (exercise price $3.3778) expiration date 9/9/2029				—	—	(15)
						23,247	22,849

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Caregiver Services, Inc.	Health Care Services
10451 N.W. 117th Avenue, Suite 110 Miami, FL 33178		1,080,399 shares of Series A Preferred Stock, 10%				1,080	324	(15)
						1,080	324

Non-Control/Non-Affiliate Investments								(18)

107 Fair Street LLC 175 Broadway, Floor 1 Paterson, NJ 07505	Real Estate Operating Companies
		First Lien Delayed Draw Term Loan, 12.50% cash due 5/17/2024			1,174	1,111	1,108	(10)(15)(19)
						1,111	1,108

112-126 Van Houten Real22 LLC	Biotechnology
175 Broadway, Floor 1 Paterson, NJ 07505		First Lien Delayed Draw Term Loan, 12.00% cash due 5/4/2024			3,239	3,167	3,159	(10)(15)(19)
						3,167	3,159

A.T. Holdings II Ltd.	Biotechnology
4-1 Kioicho Chiyoda-ku Tokyo, 102-0094 Japan		First Lien Revenue Interest Financing Term Loan, 14.25% cash due 9/13/2029			15,939	15,939	15,939	(11)(15)
						15,939	15,939

A.T. Holdings II SÀRL	Biotechnology
Biopôle, route de la Corniche 3 B 1066 Epalinges Switzerland		First Lien Term Loan, 12.50% PIK due 1/20/2023			15,643	15,640	15,722	(11)(15)
						15,640	15,722

Access CIG, LLC	Diversified Support Services
6818 A Patterson Pass Road Livermore, CA 94550		Second Lien Term Loan, LIBOR+7.75% cash due 2/27/2026		11.82%	20,000	19,932	17,800	(6)(15)
						19,932	17,800

Accupac, Inc.	Personal Products
1501 Industrial Boulevard Mainland, PA 19451		First Lien Term Loan, SOFR+5.50% cash due 1/16/2026		10.16%	15,935	15,668	15,903	(6)(15)
		First Lien Delayed Draw Term Loan, SOFR+5.50% cash due 1/16/2026			—	—	(6)	(6)(15)(19)
		First Lien Revolver, SOFR+5.50% cash due 1/16/2026		10.17%	908	874	904	(6)(15)(19)
						16,542	16,801

Acquia Inc.	Application Software
53 State Street, 10th Floor Boston, MA 02109		First Lien Term Loan, LIBOR+7.00% cash due 10/31/2025		10.74%	27,349	27,064	27,240	(6)(15)
		First Lien Revolver, LIBOR+7.00% cash due 10/31/2025		12.18%	1,317	1,296	1,308	(6)(15)(19)
						28,360	28,548

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

ADB Companies, LLC 18777 US Highway 66 Pacific, MO 63069	Construction & Engineering
		First Lien Term Loan, SOFR+6.25% cash due 12/18/2025		11.34%	14,505	14,079	14,254	(6)(15)
						14,079	14,254

ADC Therapeutics SA	Biotechnology
Biopôle route de la Corniche 3B 1066 Epalinges Switzerland		First Lien Term Loan, SOFR+7.50% cash due 8/15/2029		12.23%	6,589	6,269	6,274	(6)(11)(15)
		First Lien Delayed Draw Term Loan, SOFR+7.50% cash due 8/15/2029			—	(38)	(35)	(6)(11)(15)(19)
		28,948 Common Stock Warrants (exercise price $8.297) expiration 8/15/2032				174	50	(11)(15)
						6,405	6,289

Aden & Anais Merger Sub, Inc. 20 Jay Street, Suite 600 Brooklyn, NY 11201	Apparel, Accessories & Luxury Goods
		51,645 Common Units in Aden & Anais Holdings, Inc.	5.25%			5,165	—	(15)
						5,165	—

AI Sirona (Luxembourg) Acquisition S.a.r.l.	Pharmaceuticals
5 Rue des Capucins L-1313, Luxembourg		Second Lien Term Loan, EURIBOR+7.25% cash due 9/28/2026		9.15%	€24,838	27,775	24,255	(6)(11)(15)
						27,775	24,255

AIP RD Buyer Corp.	Distributors
8280 Montgomery Road, Suite 101 Cincinnati, OH 45236		Second Lien Term Loan, SOFR+7.75% cash due 12/23/2029		12.17%	14,414	14,163	13,960	(6)(15)
		14,410 Common Units in RD Holding LP	0.34%			1,352	1,528	(15)
						15,515	15,488

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

AirStrip Technologies, Inc.	Application Software
335 East Sonterra Boulevard, Suite 200 San Antonio, TX 78258		5,715 Common Stock Warrants (exercise price $139.99) expiration date 5/11/2025				90	—	(15)
						90	—

All Web Leads, Inc.	Advertising
7300 Room 2222 Building 2, Suite 100 Austin, TX 78730		First Lien Term Loan, LIBOR+1.00% cash 7.50% PIK due 12/29/2023		5.73%	23,562	22,547	22,354	(6)(15)
						22,547	22,354

Altice France S.A.	Integrated Telecommunication Services
16 Rue Du General Alain De Boissieu Paris, Île-de-France, 75015 France		Fixed Rate Bond, 5.50% cash due 10/15/2029			4,050	3,533	3,095	(11)
						3,533	3,095

Alto Pharmacy Holdings, Inc.	Health Care Technology
645 Harrison Street, #200 San Francisco, California 94107		First Lien Term Loan, SOFR+8.00% cash 3.50% PIK due 10/14/2027		12.68%	8,640	7,904	7,930	(6)(15)
		166,414 Common Stock Warrants (exercise price $15.46) expiration date 10/14/2032				642	629	(15)
						8,546	8,559

Alvogen Pharma US, Inc.	Pharmaceuticals
1440 Main Street, Suite 310 Waltham, MA 02451		First Lien Term Loan, SOFR+7.50% cash due 6/30/2025		12.23%	12,968	12,711	12,903	(6)(15)
						12,711	12,903

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Alvotech Holdings S.A.	Biotechnology							(13)
Saemundargata 15-19 101 Reykjavik, Iceland		Tranche A Fixed Rate Bond 8.50% cash 3.50% PIK due 11/16/2026			26,179	25,798	25,684	(11)(15)
		Tranche B Fixed Rate Bond 8.50% cash 3.50% PIK due 11/16/20 26			25,612	25,264	25,128	(11)(15)
		587,930 Common Shares in Alvotech SA	0.29%			5,308	5,879	(11)
		124,780 Seller Earn Out Shares in Alvotech SA				485	418	(11)(15)
		293,082 $10.00 Put Options on Common Shares in Alvotech SA				—	580	(11)(15)
		408,508 Common Stock Warrants (exercise price $0.01) expiration 12/31/2027				—	4,081	(11)(15)
						56,855	61,770

American Auto Auction Group, LLC	Consumer Finance
10333 N. Meridian Street, Suite 200 Indianapolis, IN 46290		Second Lien Term Loan, SOFR+8.75% cash due 1/2/2029		13.33%	14,760	14,503	11,439	(6)(15)
						14,503	11,439

American Tire Distributors, Inc.	Distributors
12200 Herbert Wayne Ct, Suite 150 Huntersville, NC 28078		First Lien Term Loan, LIBOR+6.25% cash due 10/20/2028		10.61%	9,870	9,747	9,081	(6)
						9,747	9,081

AMMC CLO 27	Multi-Sector Holdings
301 E. Fourth St. Cincinnati, OH 45202		Class E Notes, SOFR+8.89% cash due 1/20/2036		13.49%	2,275	2,037	2,087	(6)(11)
						2,037	2,087

Amplify Finco Pty Ltd.	Movies & Entertainment
World Square Shopping Center Shop 9.28c, Lower Ground Floor Sydney, NSW 2000 Australia		First Lien Term Loan, LIBOR+4.25% cash due 11/26/2026		8.98%	15,181	14,014	14,637	(6)(11)(15)
		Second Lien Term Loan, LIBOR+8.00% cash due 11/26/2027		12.73%	12,500	12,188	11,833	(6)(11)(15)
						26,202	26,470

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Anastasia Parent, LLC	Personal Products
4638 E. Shelby Drive Memphis, TN 38118		First Lien Term Loan, LIBOR+3.75% cash due 8/11/2025		8.48%	2,729	2,254	2,043	(6)
						2,254	2,043

Ankura Consulting Group LLC	Research & Consulting Services
485 Lexington Avenue, 10th Floor New York, NY 10017		Second Lien Term Loan, LIBOR+8.00% cash due 3/19/2029		12.36%	2,996	2,951	2,558	(6)(15)
						2,951	2,558

Apptio, Inc.	Application Software
11100 NE 8th Street, Suite 600 Bellevue, WA 98004		First Lien Term Loan, LIBOR+6.00% cash due 1/10/2025		9.94%	34,458	33,818	33,769	(6)(15)
		First Lien Revolver, LIBOR+6.00% cash due 1/10/2025		9.94%	1,338	1,312	1,294	(6)(15)(19)
						35,130	35,063

APX Group Inc. 4931 North 300 W Provo, UT 84604	Electrical Components & Equipment	Fixed Rate Bond, 5.75% cash due 7/15/2029
					2,075	1,742	1,721	(11)
						1,742	1,721

Ardonagh Midco 3 PLC	Insurance Brokers
1 Minster Court Mincing Lane London, EC3R 7AA United Kingdom		First Lien Term Loan, EURIBOR+7.00% cash due 7/14/2026		8.00%	€1,964	2,176	2,103	(6)(11)(15)
		First Lien Term Loan, SONIA+7.00% cash due 7/14/2026		10.43%	£18,636	23,058	22,485	(6)(11)(15)
		First Lien Term Loan, LIBOR+5.75% cash due 7/14/2026		8.81%	10,519	10,368	10,561	(6)(11)(15)
		First Lien Term Loan, SONIA+5.75% cash due 7/14/2026		7.48%	£3,649	3,666	3,908	(6)(11)(15)
						39,268	39,057

Associated Asphalt Partners, LLC	Construction Materials
110 Franklin Road, 9th Floor Roanoke, VA 24011		First Lien Term Loan, LIBOR+5.25% cash due 4/5/2024		9.63%	2,493	2,353	1,928	(6)
						2,353	1,928

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Astra Acquisition Corp.	Application Software
5201 Congress Avenue Boca Raton, FL 33487		First Lien Term Loan, LIBOR+5.25% cash due 10/25/2028		9.63%	5,640	5,489	5,006	(6)
						5,489	5,006

athenahealth Group Inc.	Health Care Technology
311 Arsenal Street Watertown, MA 02472		18,635 Shares of Series A Preferred Stock in Minerva Holdco, Inc., 10.75%				18,264	15,606	(15)
						18,264	15,606

Athenex, Inc.	Pharmaceuticals
1001 Main Street, Suite 600 Buffalo, NY 14203		First Lien Term Loan, 11.00% cash due 6/19/2026			12,556	12,191	12,036	(11)(15)
		First Lien Revenue Interest Financing Term Loan due 5/31/2031			8,649	8,604	8,649	(11)(15)
		328,149 Common Stock Warrants (exercise price $0.4955) expiration date 6/19/2027				973	7	(11)(15)
						21,768	20,692

Aurora Lux Finco S.À.R.L.	Airport Services
Rue de Bitbourg 19 1273 Luxembourg Luxembourg		First Lien Term Loan, LIBOR+6.00% cash due 12/24/2026		10.32%	22,368	22,050	21,274	(6)(11)(15)
						22,050	21,274

Avalara, Inc.	Application Software
255 South King St., Suite 1800 Seattle, WA 98104		First Lien Term Loan, SOFR+7.25% cash due 10/19/2028		11.83%	41,467	40,466	40,430	(6)(15)
		First Lien Revolver, SOFR+7.25% cash due 10/19/2028			—	(100)	(104)	(6)(15)(19)
						40,366	40,326

The Avery	Real Estate Operating Companies
333 South Grand Avenue, Suite 4450 Los Angeles, CA 90071		First Lien Term Loan in T8 Urban Condo Owner, LLC, LIBOR+7.30% cash due 2/17/2023		11.69%	15,301	15,279	15,391	(6)(15)
		Subordinated Debt in T8 Senior Mezz LLC, LIBOR+12.50% cash due 2/17/2023		17.24%	3,706	3,701	3,733	(6)(15)
						18,980	19,124

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

BAART Programs, Inc.	Health Care Services
1720 Lakepointe Drive, Suite 117 Lewisville, TX 75057		First Lien Delayed Draw Term Loan, LIBOR+5.00% cash due 6/11/2027		9.73%	2,541	2,497	2,420	(6)(15)(19)
		Second Lien Term Loan, LIBOR+8.50% cash due 6/11/2028		13.23%	7,166	7,059	6,944	(6)(15)
		Second Lien Delayed Draw Term Loan, LIBOR+8.50% cash due 6/11/2028		13.23%	5,197	5,042	4,854	(6)(15)(19)
						14,598	14,218

Berner Food & Beverage, LLC	Soft Drinks
2034 E Factory Road Dakota, IL 61018		First Lien Term Loan, LIBOR+5.50% cash due 7/30/2027		9.91%	32,995	32,555	32,533	(6)(15)
		First Lien Revolver, PRIME+4.50% cash due 7/30/2026		12.00%	897	859	857	(6)(15)(19)
						33,414	33,390

BioXcel Therapeutics, Inc.	Pharmaceuticals
555 Long Wharf Drive, 12th Floor New Haven, CT 06511		First Lien Term Loan, 8.00% cash 2.25% PIK due 4/19/2027			5,383	5,184	5,028	(11)(15)
		First Lien Delayed Draw Term Loan, 8.00% cash 2.25% PIK due 4/19/2027			—	—	—	(11)(15)(19)
		First Lien Revenue Interest Financing Term Loan due 9/30/2032			2,432	2,432	2,432	(11)(15)
		First Lien Revenue Interest Financing Delayed Draw Term Loan due 9/30/2032			—	—	—	(11)(15)(19)
		21,177 Common Stock Warrants (exercise price $20.04) expiration date 4/19/2029				125	275	(11)(15)
						7,741	7,735

Blackhawk Network Holdings, Inc.	Data Processing & Outsourced Services
6220 Stoneridge Mall Road Pleasanton, CA 94588		Second Lien Term Loan, LIBOR+7.00% cash due 6/15/2026		10.94%	30,625	30,300	26,391	(6)
						30,300	26,391

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Blumenthal Temecula, LLC	Automotive Retail
40910 Temecula Center Drive Temecula, CA 92591		First Lien Term Loan, 9.00% cash due 9/24/2023			3,979	3,980	3,960	(15)
		1,293,324 Preferred Units in Unstoppable Automotive AMV, LLC				1,293	1,267	(15)
		298,460 Preferred Units in Unstoppable Automotive VMV, LLC				298	292	(15)
		298,460 Common Units in Unstoppable Automotive AMV, LLC	2.60%			298	379	(15)
						5,869	5,898

Cadence Aerospace, LLC	Aerospace & Defense
610 Newport Center Drive, Suite 950 Newport Beach, CA 92660		First Lien Term Loan, LIBOR+6.50% cash 2.00% PIK due 11/14/2023		10.92%	14,332	13,700	13,178	(6)(15)
						13,700	13,178

CircusTrix Holdings, LLC	Leisure Facilities
P.O. Box 302 Provo, UT 84603		First Lien Term Loan, LIBOR+5.50% cash due 7/16/2023		9.57%	10,668	10,201	10,465	(6)(15)
						10,201	10,465

Clear Channel Outdoor Holdings Inc.	Advertising
4830 North Loop 1604W, Suite 111 San Antonio, TX 78249		Fixed Rate Bond, 7.50% cash due 6/1/2029			4,311	4,311	3,174	(11)
		Fixed Rate Bond, 7.75% cash due 4/15/2028			676	649	494	(11)
						4,960	3,668

Condor Merger Sub Inc.	Systems Software
6220 America Center Drive San Jose, CA 95002		Fixed Rate Bond, 7.375% cash due 2/15/2030			8,420	8,248	6,785
						8,248	6,785

Continental Intermodal Group LP	Oil & Gas Storage & Transportation
209 W. 2nd Street, Box 282 Forth Worth, TX 76102		First Lien Term Loan, LIBOR+8.50% cash due 1/28/2025		12.88%	19,992	19,286	17,893	(6)(15)
		Common Stock Warrants expiration date 7/28/2025				648	220	(15)
						19,934	18,113

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Convergeone Holdings, Inc.	IT Consulting & Other Services
10900 Nesbitt Avenue South Bloomington, MN 55437		First Lien Term Loan, LIBOR+5.00% cash due 1/4/2026		9.38%	11,882	11,684	6,963	(6)
						11,684	6,963

Conviva Inc.	Application Software
989 East Hillsdale Boulevard, Suite 400 Foster City, CA 94404		517,851 Shares of Series D Preferred Stock				605	894	(15)
						605	894

CorEvitas, LLC	Health Care Technology
1440 Main Street, Suite 310 Waltham, MA 02451		First Lien Term Loan, SOFR+6.125% cash due 12/13/2025		10.55%	13,677	13,527	13,344	(6)(15)
		First Lien Revolver, PRIME+4.75% cash due 12/13/2025		12.25%	305	289	261	(6)(15)(19)
		1,099 Class A2 Common Units in CorEvitas Holdings, L.P.	0.78%			690	2,340	(15)
						14,506	15,945

Covetrus, Inc.	Health Care Distributors
7 Custom House Street Portland, ME 04101		First Lien Term Loan, SOFR+5.00% cash due 9/20/2029		9.58%	10,336	9,733	9,711	(6)

						9,733	9,711

Coyote Buyer, LLC	Specialty Chemicals
10622 W 6400 North Cedar City, UT 84721		First Lien Term Loan, LIBOR+6.00% cash due 2/6/2026		10.41%	18,153	17,766	17,798	(6)(15)
		First Lien Revolver, LIBOR+6.00% cash due 2/6/2025			—	(13)	(26)	(6)(15)(19)
						17,753	17,772

Cuppa Bidco BV Weena 455 Rotterdam 3013 AL Netherlands	Soft Drinks
		First Lien Term Loan, EURIBOR+4.75% cash due 7/30/2029		7.50%	€12,340	10,521	10,997	(6)(11)
						10,521	10,997

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Delta Leasing SPV II LLC	Specialized Finance
15500 Roosevelt Boulevard, Suite 301 Clearwater, FL 33762		Subordinated Delayed Draw Term Loan, 10.00% cash due 8/31/2029			8,365	8,365	8,365	(11)(15)(19)
		419 Series C Preferred Units in Delta Financial Holdings LLC				419	419	(11)(15)
		2.09 Common Units in Delta Financial Holdings LLC	2.09%			2	2	(11)(15)
		31.37 Common Warrants (exercise price $1.00)				—	—	(11)(15)
						8,786	8,786

Delta Topco, Inc.	Systems Software
2390 Mission College Boulevard, Suite 501 Santa Clara, CA 95054		Second Lien Term Loan, LIBOR+7.25% cash due 12/1/2028		11.65%	6,680	6,647	5,319	(6)
						6,647	5,319

Dialyze Holdings, LLC	Health Care Equipment
3297 NJ-66 Neptune City, NJ 07753		First Lien Term Loan, LIBOR+9.00% cash due 8/4/2026		13.73%	20,965	19,913	20,912	(6)(15)
		Subordinated Term Loan, 8.00% PIK due 9/30/2027			520	520	494	(15)
		5,403,823 Class A Warrants (exercise price $1.00) expiration date 8/4/2028				1,405	1,297	(15)
						21,838	22,703

Digital.AI Software Holdings, Inc.	Application Software
52 Third Avenue Burlington, MA 01803		First Lien Term Loan, LIBOR+6.50% cash due 2/10/2027		11.09%	9,877	9,593	9,768	(6)(15)
		First Lien Revolver, LIBOR+7.00% cash due 2/10/2027		11.59%	251	229	239	(6)(15)(19)
						9,822	10,007

DirecTV Financing, LLC	Cable & Satellite
2230 East Imperial Highway El Segundo, CA 90245		First Lien Term Loan, LIBOR+5.00% cash due 8/2/2027		9.38%	8,166	8,012	7,968	(6)
						8,012	7,968

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Dryden 66 Euro CLO 2018	Multi-Sector Holdings
Grand Buildings, 1-3 Strand Trafalgar Square London WC2N 5HR United Kingdom		Class DR Notes, EURIBOR+3.35% cash due 1/18/2032		4.75%	€1,500	1,335	1,389	(6)(11)
						1,335	1,389

DTI Holdco, Inc.	Research & Consulting Services
1125 17th Street NW, 6th Floor Washington, DC 20036		First Lien Term Loan, SOFR+4.75% cash due 4/26/2029		8.84%	4,988	4,897	4,607	(6)
						4,897	4,607

Eagleview Technology Corporation	Application Software
3700 Monte Villa Parkway, Suite 200 Bothell, WA 98021		Second Lien Term Loan, LIBOR+7.50% cash due 8/14/2026		12.23%	8,974	8,884	7,897	(6)(15)
						8,884	7,897

EOS Fitness Opco Holdings, LLC	Leisure Facilities
1 East Washington Street		487.5 Class A Preferred Units, 12%				488	1,067	(15)
Phoenix, AZ 85004		12,500 Class B Common Units	1.25%			—	—	(15)
						488	1,067

Establishment Labs Holdings Inc.	Health Care Technology
4th Street, Coyol Free Zone Provincia de Alajuela, Alajuela, 20102 Costa Rica		First Lien Term Loan, 3.00% cash 6.00% PIK due 4/21/2027			10,576	10,441	10,100	(11)(15)
		First Lien Delayed Draw Term Loan, 3.00% cash 6.00% PIK due 4/21/2027			1,694	1,667	1,694	(11)(15)(19)
						12,108	11,794

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Fairbridge Strategic Capital Funding LLC	Real Estate Operating Companies
707 Westchester Avenue, Suite 304 White Plains, NY, 10604		First Lien Delayed Draw Term Loan, 9.00% cash due 12/24/2028			31,000	31,000	31,000	(15)(19)
		2,500 Warrant Units (exercise price $0.01) expiration date 11/24/2031				—	3	(11)(15)

						31,000	31,003

FINThrive Software Intermediate Holdings, Inc.	Health Care Technology
200 North Point Center East, Suite 400 Alpharetta, GA 30022		Second Lien Term Loan, LIBOR+6.75% cash due 12/17/2029		11.13%	25,061	24,685	19,273	(6)
						24,685	19,273

Fortress Biotech, Inc.	Biotechnology
2 Gansevoort Street, 9th Floor New York, NY 10014		First Lien Term Loan, 11.00% cash due 8/27/2025			9,466	9,106	8,922	(11)(15)
		331,200 Common Stock Warrants (exercise price $3.20) expiration date 8/27/2030				405	26	(11)(15)
						9,511	8,948

Frontier Communications Holdings, LLC	Integrated Telecommunication Services
401 Merritt 7 Norwalk, CT 06851		Fixed Rate Bond, 6.00% cash due 1/15/2030			4,881	4,432	3,841	(11)
						4,432	3,841

GKD Index Partners, LLC	Specialized Finance
4925 Greenville Avenue, Suite 840 Dallas, TX 75206		First Lien Term Loan, LIBOR+7.00% cash due 6/29/2023		11.73%	24,819	24,682	24,641	(6)(15)
		First Lien Revolver, LIBOR+7.00% cash due 6/29/2023		11.75%	1,280	1,272	1,268	(6)(15)(19)
						25,954	25,909

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

GoldenTree Loan Management EUR CLO 2	Multi-Sector Holdings
300 Park Ave. New York, NY 10022		Class D Notes, EURIBOR+2.85% cash due 1/20/2032		4.31%	€ 1,000	865	899	(6)(11)
						865	899

Grove Hotel Parcel Owner, LLC	Hotels, Resorts & Cruise Lines
14501 Grove Resort Avenue Winter Garden, FL 34787		First Lien Term Loan, SOFR+8.00% cash due 6/21/2027		12.33%	14,275	14,020	13,990	(6)(15)
		First Lien Delayed Draw Term Loan, SOFR+8.00% cash due 6/21/2027			—	(51)	(57)	(6)(15)(19)

		First Lien Revolver, SOFR+8.00% cash due 6/21/2027			—	(26)	(29)	(6)(15)(19)
						13,943	13,904

Harbor Purchaser Inc.	Education Services
125 High Street Boston, MA 02110		First Lien Term Loan, SOFR+5.25% cash due 4/9/2029		9.67%	9,369	9,070	8,938	(6)
						9,070	8,938

Hayfin Emerald CLO XI	Multi-Sector Holdings
One Eagle Place London SW1Y 6AF United Kingdom		Class E Notes, EURIBOR+8.12% cash due 1/25/2036		10.11%	€ 2,250	2,041	2,079	(6)(11)
						2,041	2,079

Horizon Aircraft Finance I	Specialized Finance
Maples Fiduciary Services (Ireland) Limited 32 Molesworth Street Dublin 2 D02 Y512 Ireland		Class A Notes, 4.458% cash due 12/15/2038			7,112	5,697	5,838	(11)
						5,697	5,838

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

iCIMs, Inc. 101 Crawfords Corner Road, Suite 3-100, Fifth Floor Holmdel, NJ 07733	Application Software
		First Lien Term Loan, SOFR+3.375% cash 3.875% PIK due 8/18/2028		7.14%	19,203	18,888	18,420	(6)(15)
		First Lien Term Loan, SOFR+7.25% cash due 8/18/2028		11.52%	2,944	2,895	2,885	(6)(15)
		First Lien Delayed Draw Term Loan, SOFR+6.75% cash due 8/18/2028			—	—	—	(6)(15)(19)

		First Lien Revolver, SOFR+6.75% cash due 8/18/2028			—	(30)	(75)	(6)(15)(19)
						21,753	21,230

Immucor, Inc.	Health Care Supplies
3130 Gateway Drive P.O. Box 5625 Norcross, GA 30091		First Lien Term Loan, LIBOR+5.75% cash due 7/2/2025		10.48%	8,547	8,395	8,635	(6)(15)
		Second Lien Term Loan, LIBOR+8.00% cash 3.50% PIK due 10/2/2025		12.73%	22,819	22,401	23,275	(6)(15)
						30,796	31,910

Impel Neuropharma, Inc. 201 Elliott Avenue West, Suite 260 Seattle, WA 98119	Health Care Technology
		First Lien Revenue Interest Financing Term Loan due 2/15/2031			13,482	13,482	13,428	(15)
		First Lien Term Loan, SOFR+8.75% cash due 3/17/2027		13.20%	12,161	11,956	11,876	(6)(15)
						25,438	25,304

Innocoll Pharmaceuticals Limited 210 Carnegie Center Drive, Suite 103 Princeton, NJ 08540	Health Care Technology
		First Lien Term Loan, 11.00% cash due 1/26/2027			6,817	6,569	6,336	(11)(15)
		First Lien Delayed Draw Term Loan, 11.00% cash due 1/26/2027			—	—	—	(11)(15)(19)

		56,999 Tranche A Warrant Shares (exercise price $4.23) expiration date 1/26/2029				135	662	(11)(15)
						6,704	6,998

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Integral Development Corporation 850 Hansen Way Palo Alto, CA 94304	Other Diversified Financial Services
		1,078,284 Common Stock Warrants (exercise price $0.9274) expiration date 7/10/2024				113	—	(15)
						113	—

Inventus Power, Inc.	Electrical Components & Equipment
1200 Internationale Parkway Woodridge, IL 60517		First Lien Term Loan, SOFR+5.00% cash due 3/29/2024		9.84%	18,612	18,536	18,054	(6)(15)
		Second Lien Term Loan, LIBOR+8.50% cash due 9/29/2024		13.23%	13,674	13,535	13,195	(6)(15)

						32,071	31,249

INW Manufacturing, LLC	Personal Products
1270 Champion Circle Carrollton, TX, 75006		First Lien Term Loan, LIBOR+5.75% cash due 3/25/2027		10.48%	35,156	34,394	30,059	(6)(15)
						34,394	30,059

IPC Corp.	Application
1500 Plaza Ten, 15th Floor Jersey City, NJ, 07311	Software	First Lien Term Loan, LIBOR+6.50% cash due 10/1/2026		9.44%	34,357	33,660	32,553	(6)(15)
						33,660	32,553

Ivanti Software, Inc.	Application Software
698 West 10000 South, Suite 500 South Jordan, UT 84095		Second Lien Term Loan, LIBOR+7.25% cash due 12/1/2028		12.01%	10,247	10,196	5,994	(6)
						10,196	5,994

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Jazz Acquisition, Inc.	Aerospace & Defense
416 Dividend Drive Peachtree City, GA 30269		First Lien Term Loan, LIBOR+7.50% cash due 1/29/2027		11.88%	35,912	34,918	36,176	(6)(15)
		Second Lien Term Loan, LIBOR+8.00% cash due 6/18/2027		12.38%	528	480	483	(6)
						35,398	36,659

Kings Buyer, LLC 4 High Ridge Park, Suite 202 Stamford, CT 06905	Environmental & Facilities Services
		First Lien Term Loan, LIBOR+6.50% cash due 10/29/2027		11.23%	13,589	13,453	13,153	(6)(15)
		First Lien Revolver, LIBOR+6.50% cash due 10/29/2027		11.75%	659	640	599	(6)(15)(19)
						14,093	13,752

Latam Airlines Group S.A.	Airlines
Presidente Riesco 5711, 20th floor Las Condes Santiago, Chile		First Lien Term Loan, SOFR+9.50% cash due 11/3/2027		13.99%	26,205	24,034	25,864	(6)(11)
						24,034	25,864

Lift Brands Holdings, Inc.	Leisure Facilities
7 Times Square, Suite 4307 New York, NY 10036		2,000,000 Class A Common Units in Snap Investments, LLC	2.02%			1,399	—	(15)
						1,399	—

Lightbox Intermediate, L.P.	Real Estate Services
780 Third Avenue New York, NY 10017		First Lien Term Loan, LIBOR+5.00% cash due 5/9/2026		9.73%	36,913	36,233	35,621	(6)(15)
						36,233	35,621

Liquid Environmental Solutions Corporation	Environmental & Facilities Services
7651 Esters Boulevard Suite 200 Irving, TX 75063		Second Lien Term Loan, LIBOR+8.50% cash due 11/30/2026		12.88%	4,357	4,289	4,215	(6)(15)
		Second Lien Delayed Draw Term Loan, LIBOR+8.50% cash due 11/30/2026		12.94%	2,370	2,323	2,257	(6)(15)(19)

		450.75 Class A2 Units in LES Group Holdings, L.P.				451	451	(15)
						7,063	6,923

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

LSL Holdco, LLC 3100 Olympus Boulevard, Suite 100 Dallas, TX 75019	Health Care Distributors
		First Lien Term Loan, LIBOR+6.00% cash due 1/31/2028		10.38%	21,315	20,839	20,089	(6)(15)
		First Lien Revolver, LIBOR+6.00% cash due 1/31/2028		10.38%	2,137	2,101	2,014	(6)(15)
						22,940	22,103

LTI Holdings, Inc. 600 S Mcclure Road Modesto, CA 95357	Electronic Components
		Second Lien Term Loan, LIBOR+6.75% cash due 9/6/2026		11.13%	2,140	2,095	1,712	(6)
						2,095	1,712

Marinus Pharmaceuticals, Inc.	Pharmaceuticals
5 Radnor Corporate Center, 100 Matsonford Road, Suite 500		First Lien Term Loan, 11.50% cash due 5/11/2026			17,203	16,972	16,573	(11)(15)
Radnor, PA 19087		First Lien Delayed Draw Term Loan, 11.50% cash due 5/11/2026			—	—	—	(11)(15)(19)
						16,972	16,573

Mesoblast, Inc.	Biotechnology
55 Collins Street, Level 38 Melbourne 3000 Australia		First Lien Term Loan, 8.00% cash 1.75% PIK due 11/19/2026			7,247	6,717	6,474	(11)(15)
		First Lien Delayed Draw Term Loan, 8.00% cash 1.75% PIK due 11/19/2026			—	1	—	(11)(15)(19)
		209,588 Warrant Shares (exercise price $7.26) expiration date 11/19/2028				480	222	(11)(15)
		53,887 Warrant Shares (exercise price $3.70) expiration 11/19/2028				—	81	(11)(15)
						7,198	6,777

MHE Intermediate Holdings, LLC 3201 Levis Commons Boulevard, Suite 323 Perrysburg, OH 43551	Diversified Support Services
		First Lien Term Loan, SOFR+6.00% cash due 7/21/2027		9.50%	18,344	18,057	17,678	(6)(15)
		First Lien Revolver, SOFR+6.00% cash due 7/21/2027		10.94%	200	178	148	(6)(15)(19)
						18,235	17,826

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

Mindbody, Inc.	Internet Services & Infrastructure
4051 Broad Street, Suite 220 San Luis Obispo, CA 93401		First Lien Term Loan, LIBOR+7.00% cash due 2/14/2025		11.72%	45,487	44,616	44,486	(6)(15)
		First Lien Revolver, LIBOR+8.00% cash due 2/14/2025			—	(48)	(88)	(6)(15)(19)
						44,568	44,398

Mosaic Companies, LLC	Home Improvement Retail
1530 NW 98th Court, Suite 101 Doral, FL 33172		First Lien Term Loan, LIBOR+6.75% cash due 7/2/2026		10.93%	45,907	45,266	45,127	(6)(15)
						45,266	45,127

MRI Software LLC 28925 Fountain Parkway Solon, OH 44139	Application Software
		First Lien Term Loan, LIBOR+5.50% cash due 2/10/2026		10.23%	25,768	25,392	24,833	(6)(15)
		First Lien Delayed Draw Term Loan, LIBOR+5.50% cash due 2/10/2026			—	(11)	(95)	(6)(15)(19)
		First Lien Revolver, LIBOR+5.50% cash due 2/10/2026			—	(13)	(65)	(6)(15)(19)
						25,368	24,673

Navisite, LLC 400 Minuteman Road Andover, MA 01810	Data Processing & Outsourced Services
		Second Lien Term Loan, LIBOR+8.50% cash due 12/30/2026		13.23%	22,560	22,260	21,545	(6)(15)
						22,260	21,545

NeuAG, LLC	Fertilizers & Agricultural Chemicals
7 Switchbud Place, Suite 192 PMB 226 The Woodlands, TX 77380		First Lien Term Loan, LIBOR+10.50% cash due 9/11/2024		15.23%	50,276	49,271	52,292	(6)(15)
						49,271	52,292

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

NFP Corp. 340 Madison Avenue, 20th Floor New York, NY 10173	Other Diversified Financial Services
		Fixed Rate Bond 6.875% cash due 8/15/2028			10,191	9,787	8,423
						9,787	8,423

NN, Inc. 6210 Ardrey Kell Road, Suite 600 Charlotte, NC 28277	Industrial Machinery
		First Lien Term Loan, LIBOR+6.88% cash due 9/19/2026		11.26%	58,564	57,577	55,958	(6)(11)(15)
						57,577	55,958

OCP EURO CLO 2022-6	Multi-Sector Holdings
3rd Floor Kilmore House Park Lane Spencer Dock Dublin D01 YE64 Ireland		Class D Notes, EURIBOR+6.06% cash due 1/20/2033		8.05%	€2,500	2,503	2,576	(6)(11)
		Class E Notes, EURIBOR+6.87% cash due 1/20/2033		8.86%	€3,000	2,677	2,728	(6)(11)
						5,180	5,304

OEConnection LLC 4205 Highlander Parkway Richfield, OH 44286	Application Software
		First Lien Term Loan, SOFR+4.00% cash due 9/25/2026		8.42%	3,315	3,165	3,167	(6)
		Second Lien Term Loan, SOFR+7.00% cash due 9/25/2027		11.42%	7,519	7,396	7,221	(6)(15)
						10,561	10,388

OTG Management, LLC	Airport Services
352 Park Avenue S, 10th Floor New York, NY 10010		First Lien Term Loan, LIBOR+2.00% cash 8.00% PIK due 9/1/2025		6.76%	21,993	21,728	21,993	(6)(15)
		First Lien Delayed Draw Term Loan, LIBOR+2.00% cash 8.00% PIK due 9/1/2025			—	(30)	—	(6)(15)(19)
						21,698	21,993

P & L Development, LLC 780 Third Avenue New York, NY 10017	Pharmaceuticals
		Fixed Rate Bond, 7.75% cash due 11/15/2025			7,776	7,817	6,318
						7,817	6,318

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Park Place Technologies, LLC	Internet Services & Infrastructure
5910 Landerbrook Drive Cleveland, OH 44124		First Lien Term Loan, SOFR+5.00% cash due 11/10/2027		9.42%	4,838	4,703	4,575	(6)
						4,703	4,575

Performance Health Holdings, Inc.	Health Care Distributors
1245 Home Avenue Akron, OH 44310		First Lien Term Loan, LIBOR+6.00% cash due 7/12/2027		10.73%	17,976	17,705	17,537	(6)(15)
						17,705	17,537

PFNY Holdings, LLC	Leisure Facilities
320 Yonkers Avenue Yonkers, NY 10701		First Lien Term Loan, LIBOR+7.00% cash due 12/31/2026		10.74%	26,088	25,674	25,632	(6)(15)
		First Lien Delayed Draw Term Loan, LIBOR+7.00% cash due 12/31/2026		10.74%	2,228	2,188	2,184	(6)(15)(19)
		First Lien Revolver, LIBOR+7.00% cash due 12/31/2026		11.76%	1,252	1,232	1,230	(6)(15)
						29,094	29,046

Planview Parent, Inc.	Application Software
12301 Research Boulevard, Suite 101 Austin, TX 78759		Second Lien Term Loan, LIBOR+7.25% cash due 12/18/2028		11.98%	28,627	28,198	25,693	(6)(15)
						28,198	25,693

Pluralsight, LLC	Application Software
42 Future Way Draper, UT 84020		First Lien Term Loan, LIBOR+8.00% cash due 4/6/2027		11.83%	48,689	47,993	47,471	(6)(15)
		First Lien Revolver, LIBOR+8.00% cash due 4/6/2027		12.36%	1,766	1,716	1,678	(6)(15)(19)
						49,709	49,149

PRGX Global, Inc.	Data Processing &
600 Galleria Parkway, Suite 100 Atlanta, GA 30339	Outsourced Services	First Lien Term Loan, LIBOR+6.75% cash due 3/3/2026		11.50%	31,186	30,466	30,578	(6)(15)
		First Lien Revolver, LIBOR+6.75% cash due 3/3/2026			—	(31)	(49)	(6)(15)(19)
		80,515 Class B Common Units	0.09%			79	121	(15)
						30,514	30,650

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Profrac Holdings II, LLC	Industrial Machinery
333 Shops Boulevard Willow Park, TX 76087		First Lien Term Loan, SOFR+7.25% cash due 3/4/2025		11.10%	22,984	22,496	22,432	(6)(15)
						22,496	22,432

Project Boost Purchaser, LLC	Application Software
Unit 5, Priors Way Maidenhead, Berkshire SL6 2HP United Kingdom		Second Lien Term Loan, LIBOR+8.00% cash due 5/31/2027		12.38%	5,250	5,173	4,955	(6)(15)
						5,173	4,955

Quantum Bidco Limited	Food Distributors
12 St. James’s Square London, SW1Y 4LB England		First Lien Term Loan, SONIA+6.00% cash due 1/29/2028		9.63%	£3,501	4,655	3,599	(6)(11)(15)
						4,655	3,599

QuorumLabs, Inc.	Application Software
2890 Zanker Road, Suite 102 San Jose, CA 95134		64,887,669 Junior-2 Preferred Stock				375	—	(15)
						375	—

Radiology Partners Inc.	Health Care Distributors
2330 Utah Avenue, Suite 200 El Segundo, CA 90245		First Lien Term Loan, LIBOR+4.25% cash due 7/9/2025		8.64%	3,400	3,221	2,870	(6)
		Fixed Rate Bond, 9.25% cash due 2/1/2028			4,755	4,721	2,677
						7,942	5,547

Relativity ODA LLC	Application Software
231 South LaSalle Street, 8th Floor Chicago, IL 60604		First Lien Term Loan, LIBOR+7.50% PIK due 5/12/2027			25,405	25,002	24,846	(6)(15)
		First Lien Revolver, LIBOR+6.50% cash due 5/12/2027			—	(40)	(47)	(6)(15)(19)
						24,962	24,799

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Renaissance Holding Corp.	Diversified Banks
24301 Walden Center Drive Bonita Springs, FL 34134		Second Lien Term Loan, LIBOR+7.00% cash due 5/29/2026		11.38%	3,542	3,515	3,315	(6)
						3,515	3,315

RumbleOn, Inc.	Automotive Retail
901 W. Walnut Hill Lane Irving, TX 75038		First Lien Term Loan, LIBOR+8.25% cash due 8/31/2026		12.98%	36,092	34,407	34,540	(6)(11)(15)
		First Lien Delayed Draw Term Loan, LIBOR+8.25% cash due 8/31/2026		12.98%	10,920	10,185	10,243	(6)(11)(15)(19)
		164,660 Class B Common Stock Warrants (exercise price $31.50) expiration date 7/25/2023				1,202	—	(11)(15)
						45,794	44,783

Salus Workers’ Compensation, LLC	Other Diversified Financial Services
1033 Demonbreun St Suite 300 Nashville, TN 37203		First Lien Term Loan, SOFR+10.00% cash due 10/7/2026		14.32%	27,848	26,787	26,804	(6)(15)
		First Lien Revolver, SOFR+10.00% cash due 10/7/2026		14.32%	931	812	814	(6)(15)(19)
		991,019 Common Stock Warrants (exercise price $4.83) expiration date 10/7/2032				327	307	(15)
						27,926	27,925

SCP Eye Care Services, LLC	Health Care Services
5775 Glenridge Drive, Building B, Suite 500 Atlanta, GA 30328		Second Lien Term Loan, SOFR+8.75% cash due 10/7/2030		12.52%	8,010	7,777	7,778	(6)(15)
		Second Lien Delayed Draw Term Loan, SOFR+8.75% cash due 10/7/2030			—	(35)	(68)	(6)(15)(19)
		1,037 Units in Eyesouth Co-Investor FT Aggregator LLC	0.21%			1,037	1,113	(15)
						8,779	8,823

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
scPharmaceuticals Inc.	Pharmaceuticals
2400 District Avenue, Suite 310 Burlington, MA 01803		First Lien Term Loan, SOFR+8.75% cash due 10/13/2027		11.75%	5,212	4,945	4,957	(6)(15)
		First Lien Delayed Draw Term Loan, SOFR+8.75% cash due 10/13/2027			—	—	—	(6)(15)(19)
		53,700 Common Stock Warrants (exercise price $5.40) expiration date 10/12/2029				175	262	(15)
						5,120	5,219

ShareThis, Inc.	Application Software
4005 Miranda Avenue, Suite 100 Palo Alto, CA 94304		345,452 Series C Preferred Stock Warrants (exercise price $3.0395) expiration date 3/4/2024				367	—	(15)
						367	—

SiO2 Medical Products, Inc.	Metal & Glass Containers
2250 Riley Street Auburn, AL 36832		First Lien Term Loan, 5.50% cash 8.50% PIK due 12/21/2026			47,112	46,447	44,520	(15)
		415.34 Common Stock Warrants (exercise price $4,920.75) expiration date 7/31/2028				681	243	(15)
						47,128	44,763

SM Wellness Holdings, Inc.	Health Care Services
15601 Dallas Parkway, Suite 300 Addison, TX 75001		First Lien Term Loan, LIBOR+4.75% cash due 4/17/2028		9.42%	3,395	2,784	2,767	(6)(15)
		Second Lien Term Loan, LIBOR+8.00% cash due 4/16/2029		12.67%	9,109	8,972	6,604	(6)(15)
						11,756	9,371

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
SonicWall US Holdings Inc.	Technology Distributors
1033 McCarthy Boulevard Milpitas, CA 95035		Second Lien Term Loan, LIBOR+7.50% cash due 5/18/2026		12.20%	3,195	3,163	2,971	(6)(15)
						3,163	2,971

Sorrento Therapeutics, Inc.	Biotechnology
4955 Directors Place San Diego CA 92121		50,000 Common Stock Units	0.01%			197	44	(11)
						197	44

Spanx, LLC	Apparel Retail
3035 Peachtree Road NE Atlanta, GA 30305		First Lien Term Loan, LIBOR+5.25% cash due 11/20/2028		9.64%	4,523	4,447	4,415	(6)(15)
		First Lien Revolver, LIBOR+5.25% cash due 11/18/2027		9.29%	330	280	260	(6)(15)(19)
						4,727	4,675

SPX Flow, Inc.	Industrial Machinery
13320 Ballantyne Corporate Place Charlotte, NC 28277		First Lien Term Loan, SOFR+4.50% cash due 4/5/2029		8.92%	1,496	1,410	1,401	(6)
						1,410	1,401

SumUp Holdings Luxembourg S.À.R.L.	Other Diversified Financial Services
Rue Michel Rodange 20 2430 Luxembourg Luxembourg		First Lien Term Loan, EURIBOR+8.50% cash due 3/10/2026		10.49%	€16,911	19,415	17,732	(6)(11)(15)
						19,415	17,732

Sunland Asphalt & Construction, LLC	Construction & Engineering
1625 E Northern Avenue Phoenix, AZ 85020		First Lien Term Loan, LIBOR+6.00% cash due 1/13/2026		11.15%	42,510	41,624	41,702	(6)(15)
						41,624	41,702

Superior Industries International, Inc.	Auto Parts & Equipment
26600 Telegraph Road, Suite 400 Southfield, MI 48033		First Lien Term Loan, SOFR+8.00% cash due 12/16/2028		12.32%	39,774	38,591	38,581	(6)(15)
						38,591	38,581

Supermoose Borrower, LLC	Application Software
9477 Waples Street, Suite 100 San Diego, CA 92121		First Lien Term Loan, LIBOR+3.75% cash due 8/29/2025		8.48%	3,457	3,162	2,994	(6)
						3,162	2,994

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

SVP-Singer Holdings Inc.	Home Furnishings
1224 Heil Quaker Boulevard La Vergne, TN, 37086		First Lien Term Loan, LIBOR+6.75% cash due 7/28/2028		11.48%	20,714	19,554	17,917	(6)(15)
						19,554	17,917

Swordfish Merger Sub LLC 6800 East 163rd Street Belton, MO 64012	Auto Parts & Equipment
		Second Lien Term Loan, LIBOR+6.75% cash due 2/2/2026		11.14%	12,500	12,476	11,434	(6)(15)
						12,476	11,434

Tacala, LLC	Restaurants
3750 Corporate Woods Drive Vestavia Hills, AL 35242		Second Lien Term Loan, LIBOR+7.50% cash due 2/4/2028		11.88%	9,448	9,343	8,610	(6)
						9,343	8,610

Tahoe Bidco B.V. 800 Bridge Parkway, Suite 200 Redwood City, CA 94065	Application
	Software	First Lien Term Loan, LIBOR+6.00% cash due 9/29/2028		10.29%	23,215	22,833	22,866	(6)(11)(15)
		First Lien Revolver, LIBOR+6.00% cash due 10/1/2027			—	(28)	(26)	(6)(11)(15)(19)
						22,805	22,840

Tecta America Corp. 9450 W. Bryn Mawr Avenue, Suite 500 Rosemont, IL 60018	Construction &
	Engineering	Second Lien Term Loan, SOFR+8.50% cash due 4/9/2029		12.94%	5,203	5,125	4,982	(6)(15)
						5,125	4,982

Telestream Holdings Corporation	Application Software
1209 Orange Street Corporation Trust Center Wilmington, DE 19801		First Lien Term Loan, SOFR+9.75% cash due 10/15/2025		13.67%	18,276	17,941	17,765	(6)(15)
		First Lien Revolver, SOFR+9.75% cash due 10/15/2025		13.67%	1,231	1,212	1,182	(6)(15)(19)
						19,153	18,947

TerSera Therapeutics LLC 150 North Field Drive Two Conway Park, Suite 195 Lake Forest, IL 60045	Pharmaceuticals
		Second Lien Term Loan, LIBOR+9.50% cash due 3/30/2026		13.88%	29,663	29,375	29,057	(6)(15)
		668,879 Common Units of TerSera Holdings LLC	0.77%			2,028	4,662	(15)
						31,403	33,719

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes

TGNR HoldCo LLC 811 Main Street, Suite 1500 Houston, TX 77002	Integrated Oil &
	Gas	Subordinated Debt, 11.50% cash due 5/14/2026			4,984	4,873	4,847	(10)(11)(15)
						4,873	4,847

Thrasio, LLC 85 Walpole Street Walpole, MA 02081	Internet & Direct
	Marketing Retail	First Lien Term Loan, LIBOR+7.00% cash due 12/18/2026		11.17%	37,399	36,532	34,126	(6)(15)
		8,434 Shares of Series C-3 Preferred Stock in Thrasio Holdings, Inc.				101	71	(15)
		284,650.32 Shares of Series C-2 Preferred Stock in Thrasio Holdings, Inc.				2,409	1,882	(15)
		48,352 Shares of Series D Preferred Stock in Thrasio Holdings, Inc.				979	852	(15)
		25,780 Shares of Series X Preferred Stock in Thrasio Holdings, Inc.				25,564	29,070	(15)
						65,585	66,001

TIBCO Software Inc.	Application Software
3301 Hillview Avenue Palo Alto, CA 94304		First Lien Term Loan, SOFR+4.50% cash due 3/20/2029		9.18%	12,032	10,986	10,775	(6)
						10,986	10,775

Touchstone Acquisition, Inc.	Health Care Supplies
5949 Commerce Boulevard Morristown, TN 37814		First Lien Term Loan, LIBOR+6.00% cash due 12/29/2028		10.38%	6,001	5,897	5,866	(6)(15)
						5,897	5,866

Trinitas CLO XV	Multi-Sector
300 Crescent Ct #200 Dallas, TX 75201	Holdings	Class E Notes, LIBOR+7.45% cash due 4/22/2034		11.77%	1,000	810	846	(6)(11)

						810	846

Uniti Group LP	Specialized REITs
10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211		Fixed Rate Bond, 6.50% cash due 2/15/2029			4,500	4,074	2,990	(11)
		Fixed Rate Bond, 4.75% cash due 4/15/2028			300	260	240	(11)
						4,334	3,230

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by OCSL	Percentage of Ownership Interest*	Cash Interest Rate	Principal ($ in thousands unless otherwise indicated) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Win Brands Group LLC 675 Hudson Street, Suite 3S New York, NY 10014	Housewares & Specialties
		First Lien Term Loan, LIBOR+15.00% cash due 1/22/2026		20.75%	2,238	2,217	2,137	(6)(15)
		3,621 Class F Warrants in Brand Value Growth LLC (exercise price $0.01) expiration date 1/25/2027				—	128	(15)
						2,217	2,265

Windstream Services II, LLC	Integrated Telecommunication Services
4001 Rodney Parham Road Little Rock, AR 72212		First Lien Term Loan, SOFR+6.25% cash due 9/21/2027		10.67%	25,432	24,612	23,131	(6)
		18,032 Shares of Common Stock in Windstream Holdings II, LLC	0.42%			216	279	(15)
		109,420 Warrants in Windstream Holdings II, LLC				1,842	1,695	(15)
						26,670	25,105

WP CPP Holdings, LLC	Aerospace & Defense
1621 Euclid Avenue, Suite 1850 Cleveland, OH 44115		First Lien Term Loan, LIBOR+3.75% cash due 4/30/2025		8.17%	7,545	7,029	6,598	(6)
		Second Lien Term Loan, LIBOR+7.75% cash due 4/30/2026		12.17%	6,000	5,866	5,055	(6)(15)
						12,895	11,653

WPEngine, Inc.	Application Software
504 Lavaca Street, Suite 1000 Austin, TX 78701		First Lien Term Loan, LIBOR+6.00% cash due 3/27/2026		10.19%	40,536	39,991	40,131	(6)(15)
						39,991	40,131

WWEX Uni Topco Holdings, LLC	Air Freight & Logistics
2323 Victory Avenue, Suite 1600 Dallas, TX 75219		Second Lien Term Loan, LIBOR+7.00% cash due 7/26/2029		11.73%	5,000	4,925	4,191	(6)(15)
						4,925	4,191

Zayo Group Holdings, Inc.	Alternative Carriers
1821 30th Street, Unit A Boulder, CO 80301		Fixed Rate Bond, 4.00% cash due 3/1/2027			250	214	185
						214	185

Zep Inc.	Specialty Chemicals
3330 Cumberland Boulevard, Suite 700 Atlanta, GA 30339		Second Lien Term Loan, LIBOR+8.25% cash due 8/11/2025		12.98%	19,578	19,545	13,704	(6)(15)
						19,545	13,704

Zephyr Bidco Limited	Specialized Finance
65 Grosvenor Street London, W1K3JH United Kingdom		Second Lien Term Loan, SONIA+7.50% cash due 7/23/2026		10.96%	£18,000	23,839	16,369	(6)(11)(15)
						23,839	16,369

*	Percentage of class held refers only to equity held, if any. Calculated on a fully diluted basis.
(1)	All debt investments are income producing unless otherwise noted. All equity investments are non-income producing unless otherwise noted.

(2)

See Note 3 in the notes to the Consolidated Financial Statements in our Quarterly Report on Form 10-Q (File No. 814-00755) for the three months ended December 31, 2022 for portfolio composition by geographic region.

(3)	Equity ownership may be held in shares or units of companies related to the portfolio companies.
(4)

Interest rates may be adjusted from period to period on certain term loans and revolvers. These rate adjustments may be either temporary in nature due to tier pricing arrangements or financial or payment covenant violations in the original credit agreements or permanent in nature per loan amendment or waiver documents.

(5)

Each of our investments is pledged as collateral under one or more of its credit facilities. A single investment may be divided into parts that are individually pledged as collateral to separate credit facilities.

(6)

The interest rate on the principal balance outstanding for most of the floating rate loans is indexed to the London Interbank Offered Rate (“LIBOR”) and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. Certain loans may also be indexed to the secured overnight financing rate (“SOFR”) or the sterling overnight index average (“SONIA”). The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, we have provided the applicable margin over the reference rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars unless otherwise noted. As of December 31, 2022, the reference rates for our variable rate loans were the 30-day LIBOR at 4.38%, the 90-day LIBOR at 4.73%, the 180-day LIBOR at 5.15%, the PRIME at 7.50%, the 30-day SOFR at 4.32%, the 90-day SOFR at 4.58%, the 180-day SOFR at 4.79%, the SONIA at 3.43%, the 30-day EURIBOR at 1.90%, the 90-day EURIBOR at 1.99% and the 180-day EURIBOR at 0.38%. Most loans include an interest floor, which generally ranges from 0% to 2%. SOFR and SONIA based contracts may include a credit spread adjustment that is charged in addition to the base rate and the stated spread.

(7)

Principal includes accumulated payment in kind (“PIK”) interest and is net of repayments, if any. “£” signifies the investment is denominated in British Pounds. “€” signifies the investment is denominated in Euros. All other investments are denominated in U.S. dollars.

(8)

Control Investments generally are defined by the Investment Company Act as investments in companies in which we own more than 25% of the voting securities or maintains greater than 50% of the board representation.

(9)

As defined in the Investment Company Act, we are deemed to be both an “Affiliated Person” of and to “Control” these portfolio companies as we own more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement). See Schedule 12-14 in the notes to the Consolidated Financial Statements in our Quarterly Report on Form 10-Q (File No. 814-00755) for the three months ended December 31, 2022 for transactions during the three months ended December 31, 2022 in which the issuer was both an Affiliated Person and a portfolio company that we are deemed to control.

(10)	This investment represents a participation interest in the underlying securities shown.
(11)

Investment is not a “qualifying asset” as defined under Section 55(a) of the Investment Company Act. Under the Investment Company Act, we may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. As of December 31, 2022, qualifying assets represented 73.8% of our total assets and non-qualifying assets represented 26.2% of our total assets.

(12)	Income producing through payment of dividends or distributions.
(13)

One half of the Seller Earn Out Shares will vest if, at any time through June 16, 2027, the Alvotech SA common share price is at or above a volume weighted average price (“VWAP”) of $15.00 per share for any ten trading days within any twenty trading day period, and the other half will vest, if at any time during such period, the common share price is at or above a VWAP of $20.00 per share for any ten trading days within any twenty trading day period.

(14)	See Note 3 in the notes to the Consolidated Financial Statements in our Quarterly Report on Form 10-Q (File No. 814-00755) for the three months ended December 31, 2022 for portfolio composition.
(15)

As of December 31, 2022, these investments were categorized as Level 3 within the fair value hierarchy established by Financial Accounting Standards Board guidance under Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”).

(16)	This investment was valued using net asset value as a practical expedient for fair value. Consistent with ASC 820, these investments are excluded from the hierarchical levels.
(17)	Affiliate Investments generally are defined by the Investment Company Act as investments in companies in which we own between 5% and 25% of the voting securities.
(18)	Non-Control/Non-Affiliate Investments are investments that are neither Control Investments nor Affiliate Investments.
(19)

Investment had undrawn commitments. Unamortized fees are classified as unearned income which reduces cost basis, which may result in a negative cost basis. A negative fair value may result from the unfunded commitment being valued below par.

MANAGEMENT

The information contained under the caption “Management of OCSL” of our joint proxy statement/prospectus, filed on November 30, 2022, is incorporated by reference herein.

PORTFOLIO MANAGEMENT

Armen Panossian is our portfolio manager and is primarily responsible for the day-to-day management of our portfolio. As of September 30, 2022, Mr. Panossian also managed registered investment companies, other pooled investment vehicles (including two additional Business Development Companies) and other accounts, as indicated below. The following table identifies, as of September 30, 2022: (i) the number of registered investment companies, other pooled investment vehicles and other accounts managed by Mr. Panossian; (ii) the total assets of such companies, vehicles and accounts; and (iii) the number and total assets of such companies, vehicles and accounts that are subject to an advisory fee based on performance.

Type of Account	Number of Accounts	Assets of Accounts (in billions)	Number of Accounts Subject to a performance Fee	Assets Subject to a performance Fee (in billions)
Registered investment companies	2	$0.9	2	$0.9
Other pooled investment vehicles:	6	$1.9	6	$1.9
Other accounts	16	$3.9	10	$2.4

The table above does not give effect to our acquisition of OSI2, which closed on January 23, 2023. In addition to the accounts and assets listed in the table above, Mr. Panossian is Head of Oaktree’s Performing Credit organization and, in such capacity, oversees the management of approximately $41.4 billion of additional assets under management as of September 30, 2022.

Mr. Panossian is not employed by us and does not receive any direct compensation from us or from the previously listed accounts for serving in such capacity. Mr. Panossian is paid by OCM and compensation includes a base salary, deferred equity or other deferred compensation and discretionary bonuses and variable incentive compensation based primarily on past performance, services provided and expected future contributions.

The table below shows the dollar range of shares of our common stock beneficially owned by Mr. Panossian as of September 30, 2022:

Name of Portfolio Manager	Dollar Range of Equity Securities(1)(2)
Armen Panossian	$100,001—$5,00,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned are: none, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, $100,001 – $500,000, $500,001 – $1,000,000, or over $1,000,000.

DIVIDEND REINVESTMENT PLAN

We have adopted a dividend reinvestment plan that provides for reinvestment of our distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board of Directors authorizes, and we declare, a cash distribution, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving the cash distributions.

No action will be required on the part of a registered stockholder to have their cash distributions reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, LLC, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than three days prior to the dividend payment date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than three days prior to the dividend payment date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share. Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election. If the stockholder request is received less than three days prior to the dividend payment date then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances.

We intend to use newly issued shares to implement the plan when our shares are trading at or above net asset value. Under such circumstances, the number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the greater of (a) the net asset value per share of our common stock, and (b) 95% of the market price per share of our common stock at the close of trading on the payment date fixed by our Board of Directors for such distribution. Market price per share on that date will be the closing price for such shares on the Nasdaq Global Select Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. We reserve the right to purchase shares in the open market in connection with our implementation of the plan if either (1) the price at which newly-issued shares are to be credited does not exceed 110% of the last determined net asset value of the shares; or (2) we have advised the plan administrator that since such net asset value was last determined, we have become aware of events that indicate the possibility of a material change in the per share net asset value as a result of which the net asset value of the shares on the payment date might be higher than the price at which the plan administrator would credit newly-issued shares to stockholders. Shares purchased in open market transactions by the plan administrator will be allocated to a stockholder based on the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased in the open market.

There will be no brokerage charges or other charges for dividend reinvestment to stockholders who participate in the plan. We will pay the plan administrator’s fees under the plan. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

Stockholders who receive distributions in the form of stock generally are subject to the same federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested dividends. A stockholder’s basis for determining gain or loss upon the sale of stock received in a distribution from us will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received in a distribution will have a holding period for tax purposes commencing on the day following the day on which the shares are credited to the stockholder’s account.

Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com, by filling out the transaction request form located at the bottom of their statement and sending it to the plan administrator at P.O. Box 922, Wall Street Station, New York, New York, 10269-0560, or by calling the plan administrators at 1-866-665-2281.

We may terminate the plan upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any distribution by us. All correspondence concerning the plan should be directed to the plan administrator by mail at P.O. Box 922, Wall Street Station, New York, New York, 10269-0560, or by telephone at 1-866-665-2281.

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes material provisions of the Delaware General Corporation Law and our restated certificate of incorporation, as amended and corrected, or our certificate of incorporation, and fourth amended and restated bylaws, or our bylaws. This summary is not necessarily complete, and we refer you to the Delaware General Corporation Law and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, of which 77,079,805 shares were outstanding as of February 6, 2023.

Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “OCSL.” No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally will not be personally liable for our debts or obligations.

Set forth below is a chart describing the classes of our securities outstanding as of February 6, 2023:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amount Under Column 3
Equity Securities
Common Stock	250,000,000	—	77,079,805
Debt Securities
2025 Notes	$300,000,000	—	$300,000,000
2027 Notes	$350,000,000	—	$350,000,000

Under the terms of our certificate of incorporation, all shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, are duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefore. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock are able to elect all of our directors, and holders of less than a majority of such shares are unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Under our certificate of incorporation, we will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Our certificate of incorporation also provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit. So long as we are regulated under the Investment Company Act, the above indemnification and limitation of liability will be limited by the Investment Company Act or by any valid rule, regulation or order of the SEC thereunder. The Investment Company Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Our certificate of incorporation permits us to secure insurance on behalf of any person who is or was or has agreed to become a director or officer or is or was serving at our request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have obtained liability insurance for our officers and directors.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation and bylaws provide that:

•	the Board of Directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote; and

•	any vacancy on the Board of Directors, however the vacancy occurs, including a vacancy due to an enlargement of the Board of Directors, may only be filled by vote of the directors then in office.

The classification of our Board of Directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us.

Our certificate of incorporation and bylaws also provide that:

•

any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•	special meetings of the stockholders may only be called by our Board of Directors, chairman or chief executive officer.

Our bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Under our certificate of incorporation and bylaws, any amendment or repeal of the bylaws by the stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock then outstanding and entitled to vote in the election of directors. The vote of at least 66 2/3% of the shares of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, will not be required to amend or repeal any provision of our certificate of incorporation pertaining to the Board of Directors, limitation of liability, indemnification, stockholder action or amendments to our certificate of incorporation. In addition, our certificate of incorporation permits our Board of Directors to amend or repeal our bylaws by a majority vote.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us with respect to the debt securities.

This section is a summary of the material provisions of the indenture, including the general terms of our debt securities and your rights as a holder of such securities. Any accompanying prospectus supplement will describe any other material terms of the debt securities being offered thereunder. This section does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We will file a supplemental indenture with the SEC in connection with any debt offering, at which time the supplemental indenture would be publicly available. See “Available Information” for information on how to obtain a copy of the indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default (as defined below);

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	any special federal income tax implications, including, if applicable, federal income tax considerations relating to original issue discount, or OID;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured and the terms of any security interests;

•	the listing, if any, on a securities exchange; and

•	any other terms.

We are permitted to issue debt only in amounts such that our asset coverage, as defined in the Investment Company Act, equals at least 150% after each issuance of debt (subject to certain ongoing disclosure requirements). We may also borrow up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement, or offered debt securities, may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities”. The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

The holders of our debt securities will not have veto power or a vote in approving any changes to our investment or operational policies.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk protection or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities only in book-entry form represented by global securities.

Book-Entry Holders

We will issue registered debt securities only in book-entry form, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you in this “Description of Our Debt Securities,” we mean those who invest in the debt securities being offered by this prospectus (together with the applicable prospectus supplement), whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•

An investor cannot cause the debt securities to be registered in his or her name and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•

An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

If a global security is terminated, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the investors in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest (either in cash or by delivery of additional indenture securities, as applicable) to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Special Considerations for Global Securities.”

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date to the holder of debt securities as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, at our option, we may pay any cash interest that becomes due on the debt security by mailing a check to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date or by transfer to an account at a bank in the United States, in either case, on the due date.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date;

•	We do not pay interest on a debt security of the series within 30 days of its due date;

•	We do not deposit any sinking fund payment in respect of debt securities of the series within 2 business days of its due date;

•

We remain in breach of a covenant in respect of debt securities of the series for 60 days after a written notice of default has been given stating we are in breach. The notice must be sent to us by the trustee or to us and the trustee by the holders of at least 25% of the principal amount of debt securities of the series;

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur;

•

Any class of debt securities has an asset coverage, as such term is defined in the Investment Company Act, of less than 100 per centum on the last business day of each of twenty-four consecutive calendar months; or

•	Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium, interest or sinking or purchase fund installment, if it in good faith considers the withholding of notice to be in the interest of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may (and the trustee shall at the request of such holders) declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series if (1) we have deposited with the trustee all amounts due and owing with respect to the securities (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) all Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, or an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default with respect to the relevant series of debt securities has occurred and remains uncured;

•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	The holders of a majority in principal amount of the debt securities of that series must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	in respect of the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another corporation. We are also permitted to sell all or substantially all of our assets to another corporation. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting or transferee corporation must agree to be legally responsible for our obligations under the debt securities;

•

The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

•	We must deliver certain certificates and documents to the trustee; and

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of, or interest on, a debt security or the terms of any sinking fund with respect to any security;

•	reduce any amounts due on a debt security;

•

reduce the amount of principal payable upon acceleration of the maturity of an OID or indexed security following a default or upon the redemption thereof or the amount thereof provable in a bankruptcy proceeding;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•

reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults or reduce the percentage of holders of debt securities required to satisfy quorum or voting requirements at a meeting of holders;

•	modify any other aspect of the provisions of the indenture dealing with supplemental indentures with the consent of holders, waiver of past defaults, or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

In each case, the required approval must be given by written consent.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications, establishment of the form or terms of new securities of any series as permitted by the indenture and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•

If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of a series of debt securities issued under the indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants applicable to that series of debt securities. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•	For OID securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•

For debt securities whose principal amount is not known (for example, because it is based on an index), we will use the principal face amount at original issuance or a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we, any other obligor, or any affiliate of us or any obligor own such debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current United States federal tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If we achieved covenant defeasance and your debt securities were subordinated as described under “Indenture Provisions — Subordination” below, such subordination would not prevent the Trustee from applying due funds available to it from the deposit described in the first bullet below to the payment of amounts in respect of such debt securities. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for the benefit of all holders of a series of debt securities a combination of cash (in such currency in which such securities are then specified as payable at stated maturity) or government obligations applicable to such securities (determined on the basis of the currency in which such securities are then specified as payable at stated maturity) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments.

•

No default or event of default with respect to such debt securities shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be such a shortfall. However, there is no assurance that we would have sufficient funds to make payment of the shortfall.

Full Defeasance

If there is a change in United States federal tax law or we obtain an Internal Revenue Service, or IRS, ruling, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series, or full defeasance, if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for the benefit of all holders of a series of debt securities a combination of cash (in such currency in which such securities are then specified as payable at stated maturity) or government obligations applicable to such securities (determined on the basis of the currency in which such securities are then specified as payable at stated maturity) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments.

•

No default or event of default with respect to such debt securities shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

•	Satisfy the conditions for full defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If we achieved covenant defeasance and your debt securities were subordinated as described under “Indenture Provisions — Subordination” below, such subordination would not prevent the Trustee from applying due funds available to it from the deposit described in the immediately preceding paragraph to the payment of amounts in respect of such debt securities.

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed and as long as the denomination is greater than the minimum denomination for such securities.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our security registrar is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series and has accepted such appointment. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Designated Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Designated Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities, upon our dissolution, winding up, liquidation or reorganization before all Designated Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Designated Senior Indebtedness or on their behalf for application to the payment of all the Designated Senior Indebtedness remaining unpaid until all the Designated Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Designated Senior Indebtedness. Subject to the payment in full of all Designated Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Designated Senior Indebtedness to the extent of payments made to the holders of the Designated Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Designated Senior Indebtedness or subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Designated Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Designated Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Designated Senior Indebtedness); and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Designated Senior Indebtedness and of our other indebtedness outstanding as of a recent date.

Secured Indebtedness

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

Deutsche Bank Trust Company Americas serves as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants and will be subject to compliance with the Investment Company Act.

We may issue warrants to purchase shares of our common stock or debt securities. Such warrants may be issued independently or together with shares of common stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	the terms of any rights to redeem, or call such warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Each warrant will entitle the holder to purchase for cash such common stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the Investment Company Act, we may generally only offer warrants provided that (i) the warrants expire by their terms within ten years, (ii) the exercise or conversion price is not less than the current market value at the date of issuance, (iii) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of us and our stockholders and (iv) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The Investment Company Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities. At our 2011 Annual Meeting of Stockholders, our stockholders approved a proposal to authorize us to issue securities to subscribe to, convert to, or purchase shares of our common stock in one or more offerings, including under such circumstance. Such authorization has no expiration.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights.

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more persons pursuant to which such persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear all of the expenses incurred by us in connection with any subscription rights offerings, regardless of whether any common stockholder exercises any subscription rights.

A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title and aggregate number of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

•

if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	the terms of any rights to redeem, or call such subscription rights;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the subscription rights;

•	the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us, to our qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code and to an investment in our common stock.

This summary does not purport to be a complete description of all the income tax considerations applicable to such an investment. For example, this summary does not describe all of the tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations or governmental organizations, insurance companies, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), brokers or dealers in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, pension plans and trusts, banks and financial institutions, real estate investment trusts, other RICs, U.S. persons with a functional currency other than the U.S. dollar, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, nonresident alien individuals who are present in the United States for 183 days or more in a taxable year, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax and persons that will hold our common stock as a position in a “straddle,” “hedge” or as part of a “wash sale” or “constructive sale” for U.S. federal income tax purposes or to the owners or partners of a stockholder.

This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, its legislative history, existing and proposed U.S. Treasury regulations and published rulings and court decisions all as currently in effect, all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and do not expect to seek, any ruling from the IRS regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed herein. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets. For purposes of this discussion, a “U.S. stockholder” generally is a beneficial owner of our common stock who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•

a trust if (i) a U.S. court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “non-U.S. stockholder” generally is a beneficial owner of our common stock that is neither a U.S. stockholder nor an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Prospective beneficial owners of our common stock that are partnerships or partners in such partnerships should consult their own tax advisers with respect to the purchase, ownership and disposition of our common stock.

Tax matters are very complicated, and the tax consequences to an investor of an investment in our common stock will depend on the facts of such investor’s particular situation. Investors are encouraged to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

We have elected to be treated, and intend to operate in a manner so as to continuously qualify annually thereafter, as a RIC for U.S. federal income tax purposes. As a RIC, we generally do not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute (or are deemed to timely distribute) to our stockholders as dividends. Instead, dividends we distribute (or are deemed to timely distribute) generally are taxable to the holders of our common stock, and any net operating losses, foreign tax credits and most other tax attributes generally will not pass through to the holders of our common stock. We will be subject to U.S. federal corporate-level income tax on any undistributed income and gains. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders, for each taxable year, at least 90% of our investment company taxable income (which generally is our net ordinary taxable income and realized net short-term capital gains in excess of realized net long-term capital losses, determined without regard to the dividends-paid deduction), or the Annual Distribution Requirement, for any taxable year. The following discussion assumes that we continue to qualify as a RIC.

Taxation as a Regulated Investment Company

If we qualify as a RIC and meet the Annual Distribution Requirement, we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (realized net long-term capital gain in excess of realized net short-term capital loss) that we timely distribute (or are deemed to distribute) to our stockholders. We would, however, be subject to a 4% nondeductible federal excise tax if we do not distribute, actually or on a deemed basis, an amount at least equal to the sum of (i) 98% of our ordinary income for the calendar year, (ii) 98.2% of our net capital gains for the one-year period ending on October 31 of the calendar year and (iii) any income realized, but not distributed, in the preceding period (to the extent that income tax was not imposed on such amounts), less certain reductions, as applicable, or, together, the Excise Tax Distribution Requirements.

In order to qualify as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, we must, among other things:

•	continue to qualify and have in effect an election to be treated as a business development company under the Investment Company Act at all times during each taxable year;

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derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income (including certain deemed inclusions) derived with respect to our business of investing in such stock or securities or foreign currencies or net income derived from an interest in a “qualified publicly traded partnership”, or the 90% Gross Income Test; and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

we ensure that at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other securities, if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

we ensure that no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships”, or the Diversification Tests.

Under certain applicable provisions of the Code and the U.S. Treasury regulations, distributions payable in cash or in shares of stock at the election of stockholders are treated as taxable dividends. The IRS has issued private rulings indicating that this rule will apply even if most of the dividend was paid in shares of stock. We generally intend to pay distributions in cash. However, we reserve the right, in our sole discretion from time to time, to limit the total amount of cash distributed depending on, among other factors, our cash balances. In such a case, each stockholder receiving cash would receive a pro rata share of the total cash to be distributed and would receive the remainder of their distribution in shares of stock, even if the stockholder had “opted out” of our dividend reinvestment plan. For U.S. federal income tax purposes, the amount of a dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Stockholders who participate in our dividend reinvestment plan will be required to include the full amount of the dividend (including the portion payable in stock) as ordinary income (or, in certain circumstances, long-term capital gain) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. It is unclear whether and to what extent we will be able to pay taxable dividends of the type described in this paragraph.

We may have investments that require income to be included in investment company taxable income in a year prior to the year in which we actually receive a corresponding amount of cash in respect of such income. For example, if we hold corporate stock with respect to which Section 305 of the Code requires inclusion in income of amounts of deemed dividends even if no cash distribution is made, we must include in our taxable income in each year the full amount of our applicable share of our allocable share of these deemed dividends. Additionally, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each year a portion of the OID that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given year exceed our investment company taxable income, we will have a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years, and these net operating losses generally will not pass through to stockholders. In addition, expenses can be used only to offset investment company taxable income, and may not be used to offset net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward those losses, and use them to offset future capital gains, indefinitely. Further, a RIC’s deduction of net business interest expense is limited to 30% of its “adjusted taxable income” plus “floor plan financing interest expense.” It is not expected that any portion of any underwriting or similar fee will be deductible for U.S. federal income tax purposes to us or the holders of our common stock. Due to these limits on the deductibility of expenses, net capital losses and business interest expenses, we may, for U.S. federal income tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to stockholders even if this income is greater than the aggregate net income we actually earned during those years.

In order to enable us to make distributions to the holders of our common stock that will be sufficient to enable us to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements in the event that the circumstances described in the preceding two paragraphs apply, we may need to liquidate or sell some of our assets at times or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, we may need to take out loans, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). Even if we are authorized to borrow and to sell assets in order to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements, under the Investment Company Act, we generally are not permitted to make distributions to our stockholders while our debt obligations and senior securities are outstanding unless certain “asset coverage” tests or other financial covenants are met. If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes). If we are unable to obtain cash from other sources to enable us to satisfy the Excise Tax Distribution Requirements, we may be subject to an additional tax, as described above.

For the purpose of determining whether we satisfy the 90% Gross Income Test and the Diversification Tests, the character of our distributive share of items of income, gain, losses, deductions and credits derived through any investments in companies that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are otherwise treated as disregarded from us for U.S. federal income tax purposes, generally will be determined as if we realized these tax items directly. Further, for purposes of calculating the value of our investment in the securities of an issuer for purposes of determining the 25% requirement of the Diversification Tests, our proper proportion of any investment in the securities of that issuer that are held by a member of our “controlled group” must be aggregated with our investment in that issuer. A controlled group is one or more chains of corporations connected through stock ownership with us if (a) at least 20% of the total combined voting power of all classes of voting stock of each of the corporations is owned directly by one or more of the other corporations, and (b) we directly own at least 20% or more of the combined voting stock of at least one of the other corporations.

Failure to Qualify as a RIC

If we fail to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code apply (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). Subject to a limited exception applicable to RICs that qualified for RIC status under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the 5-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on these net built-in gains at the time of our requalification as a RIC.

If we fail to qualify for treatment as a RIC and such relief provisions do not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to the holders of our common stock. We would not be able to deduct distributions to our stockholders, nor would distributions to the holders of our common stock be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to the holders of our common stock as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current maximum rate applicable to qualifying dividend income of individuals and other non-corporate U.S. stockholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. stockholders of our common stock that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the holder’s adjusted tax basis in its shares of our common stock, and any remaining distributions would be treated as capital gain.

If, before the end of any quarter of our taxable year, we believe that we may fail the Diversification Tests, we may seek to take certain actions to avert a failure. However, the action frequently taken by RICs to avert a failure, the disposition of non-diversified assets, may be difficult for us to pursue because of the limited liquidity of our investments.

Although we expect to operate in a manner so as to qualify continuously as a RIC, we may decide in the future to be taxed as a “C” corporation, even if we would otherwise qualify as a RIC, if we determine that treatment as a C corporation for a particular year would be in our best interests. The remainder of this discussion assumes that we will continuously qualify as a RIC for each taxable year.

Our Investments—General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, cause us to recognize taxable income without a corresponding receipt of cash, which could affect our ability to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements or result in unusable capital losses and future non-cash income. Any such transaction could also result in us receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a “passive foreign investment company”, or a PFIC, we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to the holders of our common stock. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code, or a QEF, in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Any required inclusions from the QEF election will be considered “good income” for purposes of the 90% Gross Income Test. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make either election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Distribution Requirements. See “ —Taxation as a Regulated Investment Company “ above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt obligations denominated in a foreign currency, and other financial transactions denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Stockholders

The following discussion applies only to U.S. stockholders. If you are not a U.S. stockholder, this section does not apply to you.

Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. We will allocate our earnings and profits to distributions to holders of our preferred stock and then to distributions to holders of our common stock based on priority in our capital structure. Distributions of our investment company taxable income, determined without regard to the deduction for dividends paid, will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions we pay to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions, or Qualifying Dividends, generally are taxable to U.S. stockholders at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends or the dividends-received deduction available to corporations under the Code. Distributions of our net capital gains (which generally are our realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such U.S. stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

A portion of our ordinary income dividends, but not capital gain dividends, paid to corporate U.S. stockholders may, if certain conditions are met, qualify for up to a 50% dividends-received deduction to the extent we have received dividends from certain corporations during the taxable year, but only to the extent these ordinary income dividends are treated as paid out of our earnings and profits. We expect only a small portion of our dividends to qualify for this deduction. A corporate U.S. stockholders may be required to reduce its basis in its common stock with respect to certain “extraordinary dividends,” as defined in Section 1059 of the Code. Corporate U.S. stockholders should consult their own tax advisors in determining the application of these rules in their particular circumstances.

U.S. stockholders who have not opted out of our dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to U.S. stockholders. A U.S. stockholder will have an adjusted basis in the additional common stock purchased through the plan equal to the dollar amount that would have been received if the U.S. stockholder had received the dividend or distribution in cash, unless we were to issue new shares that are trading at or above net asset value, in which case, the U.S. stockholder’s basis in the new shares would generally be equal to their fair market value. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

We may distribute our net long-term capital gains, if any, in cash or elect to retain some or all of such gains, pay taxes at the U.S. federal corporate-level income tax rate on the amount retained, and designate the retained amount as a “deemed distribution.” If we elect to retain net long-term capital gains and deem them distributed, each U.S. common stockholder will be treated as if they received a distribution of their pro rata share of the retained net long-term capital gain and the U.S. federal income tax paid. As a result, each U.S. common stockholder will (i) be required to report their pro rata share of the retained gain on their tax return as long-term capital gain, (ii) receive a refundable tax credit for their pro rata share of federal tax paid by us on the retained gain, and (iii) increase the tax basis of their shares of common stock by an amount equal to the deemed distribution less the tax credit. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our stockholders on December 31 of the year in which the dividend was declared.

If a U.S. stockholder purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the U.S. stockholder investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder redeems, sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such U.S. stockholder’s adjusted tax basis in the common stock sold, redeemed or otherwise disposed of and the amount of the proceeds received in exchange. Any gain or loss arising from such sale, redemption or other disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale, redemption or other disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if substantially identical stock or securities are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.

In general, individual and certain other non-corporate U.S. stockholders that are individuals, trusts or estates are taxed at preferential rates on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum rate also applied to ordinary income. Non-corporate U.S. stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in the U.S. stockholder’s taxable income for the applicable year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions out of current or accumulated earnings and profits also generally will not be eligible for the 20% pass through deduction under Section 199A of the Code, although under recently proposed regulations (that have not yet been finalized) qualified real estate investment trust dividends earned by us may qualify for the Section 199A deduction. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. stockholder’s particular situation.

Net Investment Income Tax

An additional 3.8% surtax generally is applicable in respect of the net investment income of non-corporate U.S. stockholders (other than certain trusts) on the lesser of (i) the U.S. stockholder’s “net investment income” for a taxable year and (ii) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally includes interest and taxable distributions and deemed distributions paid with respect to shares of common stock, and net gain attributable to the disposition of common stock (in each case, unless the shares of common stock are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to these distributions or this net gain.

Taxation of non-U.S. stockholders

The following discussion applies only to non-U.S. stockholders. If you are not a non-U.S. stockholder, this section does not apply to you. Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences and, accordingly, may not be appropriate for a non-U.S. stockholder. Non-U.S. stockholders should consult their own tax advisors before investing in our common stock.

Distributions on, and Sale or Other Disposition of, Our Common Stock

Distributions of our investment company taxable income to non-U.S. stockholders generally will be subject to U.S. withholding tax (unless lowered or eliminated by an applicable income tax treaty) to the extent payable from our current or accumulated earnings and profits unless an exception applies.

If a non-U.S. stockholder receives distributions and such distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, attributable to a permanent establishment in the United States of such non-U.S. stockholder, such distributions generally will be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal income tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign trust and such entities are urged to consult their own tax advisors.

Actual or deemed distributions of our net capital gain (which generally are our realized net long-term capital gains in excess of realized net short-term capital losses) to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale of our common stock, will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States (as discussed above) or (b) the non-U.S. stockholder is an individual, has been present in the United States for 183 days or more during the taxable year, and certain other conditions are satisfied. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains recognized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” (unless lowered or eliminated by an applicable income tax treaty). Non-U.S. stockholders of our common stock are encouraged to consult their own advisors as to the applicability of an income tax treaty in their individual circumstances.

In general, no U.S. source withholding taxes will be imposed on dividends paid by us to non-U.S. stockholders to the extent the dividends are designated as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. stockholder, and that satisfy certain other requirements. No assurance can be given that we will distribute any interest related dividends or short term capital gain dividends.

If we distribute our net capital gain in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. stockholder’s allocable share of the tax we pay on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number, or TIN, (if one has not been previously obtained) and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. TIN or file a U.S. federal income tax return.

Non-U.S. stockholders who have not opted out of our dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to non-U.S. stockholders to the same extent as if such dividends were received in cash. In addition, we have the ability to declare a large portion of a dividend in shares of our common stock, even if a non-U.S. stockholder has opted out of our dividend reinvestment plan, in which case, as long as a portion of such dividend is paid in cash (which portion could be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, our non-U.S. stockholders will be taxed on 100% of the fair market value of a dividend paid entirely or partially in our common stock on the date the dividend is received in the same manner (and to the extent such non-U.S. stockholder is subject to U.S. federal income taxation) as a cash dividend (including the application of withholding tax rules described above), even if most or all of the dividend is paid in common stock. In such a circumstance, we may be required to withhold all or substantially all of the cash we would otherwise distribute to a non-U.S. stockholder.

Certain Additional Tax Considerations

Information Reporting and Backup Withholding

We may be required to withhold, for U.S. federal income taxes, a portion of all taxable distributions payable to stockholders (a) who fail to provide us with their correct TINs or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies us that this stockholder is subject to backup withholding. Certain stockholders specified in the Code and the U.S. Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by a stockholder to furnish a certified TIN to us could subject the stockholder to a $50 penalty imposed by the IRS.

Withholding and Information Reporting on Foreign Financial Accounts

A non-U.S. stockholder who is otherwise subject to withholding of U.S. federal income tax may be subject to information reporting and backup withholding of U.S. federal income tax on dividends, unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form), or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. stockholder or establishes an exemption from backup withholding.

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury regulations thereunder, the relevant withholding agent generally will be required to withhold 30% of any dividends paid with respect to common stock to: (i) a foreign financial institution, unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders, and meets certain other specified requirements or is subject to an applicable “intergovernmental agreement”; or (ii) a non-financial foreign entity beneficial owner, unless the entity certifies that it does not have any substantial U.S. owners or provides the name, address and TIN of each substantial U.S. owner, and meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. stockholders that otherwise are eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to these dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of this exemption or reduction. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules.

All stockholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our common stock. We will not pay any additional amounts in respect to any amounts withheld.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, our common stock, debt securities, warrants representing rights to purchase common stock or debt securities or subscription rights to purchase shares of our common stock, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts offerings or a combination of these methods. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any over-allotment option under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of our securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of our common stock, less any underwriting commissions and discounts or agency fees paid by us, must equal or exceed the net asset value per share of our common stock unless we obtain certain approvals.

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of our securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will bear, directly or indirectly, the expenses of any offering of our securities, including debt securities.

Underwriters may sell our securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of our securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. will not be greater than 10% for the sale of any securities being registered.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR

Our portfolio securities are held under a custody agreement by U.S. Bank National Association. The address of our custodian is Corporate Trust Services, One Federal Street, 3rd Floor, Boston, MA 02110. American Stock Transfer & Trust Company, LLC acts as our transfer agent, distribution paying agent and registrar for our common stock. The principal business address of our transfer agent is 6201 15th Avenue, Brooklyn, NY 11219.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we intend to generally acquire and dispose of our investments in privately negotiated transactions, we expect to infrequently use brokers in the normal course of our business. Subject to policies established by our Board of Directors, our investment adviser is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our investment adviser does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While our investment adviser will generally seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our investment adviser may select a broker based partly upon brokerage or research services provided to our investment adviser and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our investment adviser determines in good faith that such commission is reasonable in relation to the services provided.

We have not paid any brokerage commissions during the three most recent fiscal years.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus will be passed upon for us by Kirkland & Ellis LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Oaktree Specialty Lending Corporation and its consolidated subsidiaries as of September 30, 2022 and 2021, and for each of the three years in the period ended September 30, 2022, appearing in our Annual Report (Form 10-K) for the year ended September 30, 2022, and the effectiveness of Oaktree Specialty Lending Corporation’s and its consolidated subsidiaries’ internal control over financial reporting as of September 30, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The address of Ernst & Young LLP is 725 South Figueroa Street, Suite 500, Los Angeles, CA 90017.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus.

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed November 15, 2022;

•	Joint proxy statement/prospectus, filed on November 30, 2022 (to the extent incorporated by reference into Part III of Annual Report on Form 10-K for the fiscal year ended September 30, 2022);

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022, filed February 7, 2023;

•	Current Reports on Form 8-K filed January 10, 2023, January 20, 2023, January 20, 2023 and January 23, 2023; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-33901), filed on November 25, 2011, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the filing of this prospectus until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC.

These filings may also be accessed on our website at www.oaktreespecialtylending.com. Except for documents incorporated by reference into this prospectus and any accompanying prospectus supplement, information contained on our website is not incorporated by reference into this prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations at the following address and telephone number:

Investor Relations

Oaktree Specialty Lending Corporation

1301 Avenue of the Americas, 34th Floor

New York, NY 10019

(212) 284-1900

ocsl-ir@oaktreecapital.com

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our securities offered by this prospectus or any prospectus supplement. The registration statement contains additional information about us and our securities being offered by this prospectus or any prospectus supplement.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains these reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov.

$300,000,000

Oaktree Specialty Lending Corporation

6.340% Notes due 2030

Prospectus Supplement

Joint Book-Running Managers

SMBC Nikko	BNP PARIBAS	ING	Wells Fargo Securities

BofA Securities	J.P. Morgan	RBC Capital Markets	CIBC Capital Markets

Citigroup	Barclays	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Morgan Stanley

Co-Managers

KeyBanc Capital Markets	First Citizens Capital Securities	Keefe, Bruyette & Woods A Stifel Company	R. Seelaus & Co., LLC	B. Riley Securities

Blaylock Van, LLC	Citizens Capital Markets	Jefferies	Oppenheimer & Co.

February 20, 2025